AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1994
                                                     REGISTRATION NO. 33-



                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                          SEALED AIR CORPORATION

          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             Delaware                                  22-1682767
     (State or Other Jurisdiction of               (I.R.S. Employer
      Incorporation or Organization)              Identification No.)


                               Park 80 East
                    Saddle Brook, New Jersey 07662-5291
                              (201) 791-7600
  (Address, Including Zip Code, and Telephone Number, Including Area Code
               of Registrant's Principal Executive Offices)

                        Robert M. Grace, Jr., Esq.
                       General Counsel and Secretary
                          Sealed Air Corporation
                               Park 80 East
                    Saddle Brook, New Jersey 07662-5291
                              (201) 791-7600
    (Name, Address, Including Zip Code, and Telephone Number, Including
                      Area Code of Agent For Service)

                                  Copies to:
      CHRISTOPHER MAYER, ESQ.                       ROBERT USADI, ESQ.
       Davis Polk & Wardwell                     Cahill Gordon & Reindel
        450 Lexington Avenue                           80 Pine Street
     New York, New York  10017                  New York, New York  10005


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
                                                                        -
                           CALCULATION OF REGISTRATION FEE

______________________________________________________________________________
                                       PROPOSED
                                       MAXIMUM
                                       OFFERING
                                         PRICE        PROPOSED
                                       PER SENIOR      MAXIMUM
TITLE OF EACH CLASS OF    AMOUNT      SUBORDINATED    AGGREGATE     AMOUNT OF
  SECURITIES TO BE        TO BE           DEBT         OFFERING   REGISTRATION
     REGISTERED        REGISTERED(1)   SECURITY(2)     PRICE(1)         FEE
- ---------------------  -------------  ------------   ------------ ------------

Senior Subordinated
 Debt Securities       $200,000,000       100%       $200,000,000     $68,966
- ------------------------------------------------------------------------------

(1) Or, if any Debt Securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $200,000,000.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




                 SUBJECT TO COMPLETION DATED MAY 23, 1994


                          SEALED AIR CORPORATION

                   SENIOR SUBORDINATED DEBT SECURITIES

                       _________________________


Sealed Air Corporation (the "Company") may offer from time to time its senior subordinated debt securities in one or more series (the "Debt Securities") at an aggregate initial offering price not to exceed $200 million. The Notes are unsecured general obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company.

         The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be offered to the public as separate series in amounts, at prices and on terms to be determined at the time of offering and to be set forth in one or more supplements (a "Prospectus Supplement") to this Prospectus. The specific terms of the Debt Securities in respect of which this Prospectus and the Prospectus Supplement are being delivered, including, where applicable, aggregate principal amount, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable), if any, and the time of payment of interest, if any, authorized denominations, initial public offering price, purchase price, any terms for mandatory or optional redemption (including any sinking fund), any modification of the covenants and any other specific terms with respect to the Debt Securities will be set forth in an accompanying Prospectus Supplement. Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. See "Description of Debt Securities."

         See "Investment Considerations" for a description of certain factors that should be considered by purchasers of the Debt Securities.
                         _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _________________________

   The Debt Securities may be offered directly to purchasers or to or through underwriters, dealers or agents. Such underwriters may include Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated and/or other underwriters, acting alone or with other underwriters. If an agent of the Company or a broker-dealer or underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agent, broker-dealer or underwriter and the agent's commission or broker-dealer's or underwriter's discount will be set forth in the Prospectus
Supplement.  The proceeds to the Company will be the purchase price in the case of sale through an agent or a broker-dealer or the public offering price in the case of sale through an underwriter. Net proceeds to the Company will be the purchase price less commission in the case of an agent, the purchase price in the case of a broker-dealer or the public offering price less discount in the case of an underwriter, less, in each case, other issuance expenses. See "Plan of Distribution."
                         _________________________

               The date of this Prospectus is May   , 1994.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE
SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE
REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.






     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                         TABLE OF CONTENTS
                                                   PAGE

 Available Information . . . . . . . . . . . . . .       3
 Incorporation of Documents by Reference . . . . .       3
 The Company . . . . . . . . . . . . . . . . . . .       4
 Investment Considerations . . . . . . . . . . . .       7
 Use of Proceeds . . . . . . . . . . . . . . . . .      10
 Capitalization  . . . . . . . . . . . . . . . . .      11
 Selected Financial Data . . . . . . . . . . . . .      12
 Description of New Credit Facility  . . . . . . .      15
 Description of Debt Securities  . . . . . . . . .      17
 Plan of Distribution  . . . . . . . . . . . . . .      37
 Legal Matters . . . . . . . . . . . . . . . . . .      38
 Experts . . . . . . . . . . . . . . . . . . . . .      38



                                AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "SEC"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Debt Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Debt Securities.
Statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement and reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such materials may be obtained at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 where reports, proxy statements and other information concerning the Company can be inspected.


INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993, Proxy Statement dated March 30, 1994 for the Annual Meeting of Stockholders to be held on May 20, 1994, and Quarterly Report on Form
10-Q for the quarter ended March 31, 1994 have been filed by the Company with the SEC (File No. 1-7834) and are incorporated herein by reference to the extent provided for therein and by the rules and regulations of the SEC.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents to the extent provided for therein by the rules and regulations of the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will furnish without charge to each person, including any beneficial owner to whom this Prospectus is delivered, a copy of any or all of the documents described above other than exhibits thereto not incorporated by reference into such documents. Such requests should be addressed to Sealed Air Corporation, Park 80 East, Saddle Brook, New Jersey 07662-5291, telephone (201)791-7600, attention:
Director of Corporate Development.


                                THE COMPANY

      The Company is a leading global manufacturer of a wide range of protective and specialty packaging materials and systems that are used to protect a wide variety of products from damage during manufacture, shipment, storage and handling. The Company's principal classes of products include engineered products, surface protection and other cushioning products, and food packaging products. Certain of these products are also produced for non-packaging applications. The Company's operations are conducted primarily in the United States and in 17 other countries in North America, Europe and the Far East, and its products are distributed in these areas as well as in other parts of the world.

      Engineered Products. These products, which accounted for approximately 40% of 1993 net sales, include the Company's Instapak (Registered Trademark) polyurethane foam packaging systems, thick polyethylene foams for packaging and non-packaging uses, and Korrvu (Registered Trademark) suspension packaging products.

      Instapak (Registered Trademark) systems consist of proprietary blends of polyurethane chemicals and specially designed dispensing equipment, certain features of which are patented. The Company also manufactures a line of Instamate (Registered Trademark) polyolefin films, which are high-performance films designed for use with Instapak (Registered Trademark) systems. These systems produce just-in-time polyurethane foam cushions for a broad range of protective packaging applications.

      Thick polyethylene foams, offered in varying densities and thicknesses, are used in applications in which a clean, non-abrasive material is required with such properties as shock absorption, vibration dampening, thermal insulation or buoyancy. The Company is also engaged in the development, manufacture and sale of Korrvu (Registered Trademark) suspension packaging, which is covered by certain patents. A Korrvu (Registered Trademark) package suspends a product in the air space of its shipping container between two strong, flexible low-slip films.

      Surface Protection and Other Cushioning Products. These products, which accounted for approximately 47% of 1993 net sales, include AirCap (Registered Trademark) R and PolyCap (Registered Trademark) R air cellular cushioning materials, Cell-Aire (Registered Trademark) polyethylene foam sheeting, various paper protective packaging materials, and a comprehensive line of protective and durable mailers. These mailers, marketed under the Jiffy (Trademark) and related trademarks, are used for mailing a wide variety of items for which clean, light-weight, preconstructed protective packages are desirable, and may provide the user with significant postage savings and enhanced product protection relative to other types of envelopes and shipping containers. The Company's Shurtuff (Registered Trademark) durable plastic mailers, which were acquired in 1993, are a line of mailers produced from coextruded polyolefin film. This class of products also includes various automated packaging systems including the Instasheeter (Trademark) converting system that is designed for use with the Company's surface protection and cushioning materials, the Jiffy Packer (Trademark) paper packaging system, and the VoidPak (Trademark) inflatable packaging system.

      Food Packaging Products. These products, which accounted for approximately 11% of 1993 net sales, consist primarily of the Company's Dri-Loc (Registered Trademark) absorbent pads, which are covered by certain patents and are used in the pre-packaging of meat, fish and poultry to absorb excess fluids. With their superior absorbency, Dri-Loc (Registered Trademark) pads enable the supermarket retailer to save material, labor and packaging waste by reducing the number of packaging rewraps. Also included in this product class are conventional absorbent food pads, Pad-Loc (Trademark) poultry processor absorbent pads, and supermarket display case liners.

      Other Products. Other products are primarily products designed to control static electricity and certain recreation and energy conservation products. Other products accounted for approximately 2% of 1993 net sales.

      The Company employs several hundred sales and account representatives who market its products through a large number of distributors, fabricators and converters as well as directly to end users. In the United States and certain other countries, the Company has separate sales and marketing groups for its engineered products, its surface protection and other cushioning products, and its food packaging products. These groups often work together to develop market opportunities for the Company's products.

      The Company has no material long-term contracts for the distribution of its protective packaging products. In 1993, no customer or affiliated group of customers accounted for as much as 5% of the Company's consolidated net sales.

      To assist its marketing efforts and to provide specialized customer services, the Company maintains packaging laboratories in many of its United States and foreign facilities. These laboratories are staffed by professional packaging engineers and equipped with drop-testing and other equipment used to develop and test cost-effective package designs to meet the particular protective packaging requirements of each customer.

      While the Company is the owner or licensee of a number of United States and foreign patents and patent applications that relate to certain of its products, manufacturing processes and equipment, the Company believes that its success depends primarily on its marketing, engineering and manufacturing skills and on its research and product technology.

      The Company believes that its protective packaging materials offer superior packaging protection, enabling customers to achieve the same degree of product protection with smaller, lighter packages using the Company's protective packaging materials than with many alternative packaging methods, thereby reducing the disposal of damaged products as well as the amount of packaging waste. Because the Company offers both plastic-based and paper-based protective packaging materials, customers can select the protective packaging materials that they consider to best meet their performance and cost needs and environmental preferences. A number of the Company's product lines incorporate recycled or reprocessed content, and the Company maintains ongoing efforts to add or increase the amount of recycled or reprocessed content in many of its product lines.

      The Company also supports its customers' interests in eliminating waste by offering or participating in collection programs for certain of the Company's products or product packaging and for materials used in certain of the Company's products, including programs aimed at recovering and recycling polyethylene materials from customers, Instapak (Registered Trademark) foam return programs and local newspaper collection programs to obtain materials used to produce Jiffy (Trademark) padded mailers and certain other products. Whenever possible, materials collected through these collection programs are reprocessed and either reused in the Company's operations or offered to other manufacturers for use in other products. Certain of the Company's protective packaging products can be reused and, as an alternative to recycling or disposal in solid waste landfills, are suitable fuel sources for waste-to-energy conversion facilities.

      In May 1989, the Company paid a special dividend of $40 per share to its stockholders ($20 per share after giving effect to a 2 for 1 stock split declared in 1992). In connection with this transaction, the Company incurred approximately $142.3 million of secured bank debt and $170 million principal amount of 12 5/8% Senior Subordinated Notes due 1999 (the "Outstanding Subordinated Notes"). See "Use of Proceeds." Since 1989, the Company has repaid prior to scheduled maturity, primarily from internally generated funds, all of such bank debt as well as an additional $34 million of indebtedness that was assumed in connection with the Company's 1991 acquisition of Sentinel Holdings, Inc.

      Net sales have grown from $345.6 million in 1988 to $451.7 million in 1993, and operating profit has grown from $42.4 million, or 12.3% of net sales, in 1988, to $74.1 million, or 16.4% of net sales, in 1993. Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a measure of performance commonly used by the investment community, has grown from $58.3 million, or 16.9% of net sales, in 1988 to $96.2 million, or 21.3% of net sales, in 1993. Net sales, operating profit and EBITDA have each increased in every year since 1982.

      Since 1989, the Company has also made several acquisitions that have complemented its strategic emphasis on protective and specialty packaging, introduced a number of new products that were developed as a result of the Company's internal new product development efforts, and disposed of minor product lines that did not meet the Company's strategic direction.

      Growth Strategy. The Company's growth strategy is based on providing worldwide leadership in protective and specialty packaging by producing and selling differentiated, proprietary packaging materials and systems that are designed to provide cost-effective solutions to the protective packaging needs of a wide variety of products and customers throughout the world. The Company seeks to emphasize materials and systems that enable its customers to provide a high degree of product protection in packaging their products while reducing shipping and storage costs as well as the amount of packaging waste.

      In pursuing this strategy, the Company is directing its efforts to the following four areas:

 Bullet New product development, both internally and through acquisitions and strategic alliances.

 Bullet Global expansion to meet the worldwide protective packaging needs of its customers and to exploit opportunities presented by economic growth and emerging markets outside the United States and the other countries in which the Company operates.

 Bullet Identifying and  pursuing opportunities  in  specialty packaging  that offer economic characteristics similar to the Company's protective packaging products and that offer synergies with the Company's marketing expertise, distribution channels and technological capabilities.

 Bullet Exploiting the Company's core technologies in extrusion, chemical formulation, packaging systems and protective packaging design and evaluation for both packaging and non-packaging applications.

      New Product Development. Internal new product development efforts over the past several years have led to the introduction of a number of new products, including the high-speed Instapacker (Trademark) and VersaPacker (Trademark) foam-in-bag systems, the Instasheeter (Trademark) converting system and the JiffyPacker (Trademark) paper packaging system. In 1993, the Company introduced its VoidPak (Trademark) inflatable packaging system and additional models of its packaging systems, including the JiffyPacker (Trademark) Benchtop system and a 30-inch wide model of the VersaPacker (Trademark) Benchtop foam-in-bag system. The Company has also incorporated recycled content into most of its products and has reformulated its foam products to eliminate the use of fluorocarbons. Annual expenditures for internal research and development represent approximately 2% of net sales.

      Recent acquisitions include, in 1991, the acquisitions of Sentinel Holdings, Inc., a manufacturer of thick polyethylene foams and other protective packaging products, and of the Korrvu (Registered Trademark) product line; and, in 1993, the acquisitions of the Shurtuff (Registered Trademark) durable mailer product line and of a small manufacturer of multi-web air cellular materials that are used primarily as protective wrappings for furniture. The Company has recently acquired a small fabricator of packaging materials in France. Although the Company has discussed and continues to discuss various other potential acquisitions with third parties, no assurance can be given that any transaction will be completed.

      Global Expansion. The Company's global expansion efforts are directed at seeking additional opportunities to expand its product offering in countries in which the Company does business as well as establishing operations in additional countries. In 1993, these efforts led to the introduction of Instapak (Registered Trademark) products in Mexico through a subsidiary that the Company acquired in 1992, the installation of air cellular manufacturing equipment in Italy, the establishment of an additional air cellular manufacturing facility in Spain, the commencement of the manufacture of Korrvu (Registered Trademark) products in Germany, and expanded sales of the Company's Dri-Loc (Registered Trademark) products in Europe and the Far East. In early 1994, the Company also established a subsidiary in Korea to market Instapak (Registered Trademark) and certain other products in that country.

      Specialty Packaging. Building from its experience in specialty packaging, such as its Dri-Loc (Registered Trademark) products, the Company intends to seek to identify and pursue opportunities in specialty packaging that offer economic characteristics similar to the Company's protective packaging products and that offer synergies with the Company's marketing expertise, distribution channels and technological capabilities.

      Exploiting Core Technologies. Efforts to exploit the Company's core technologies in non-packaging applications led to the introduction in 1993 of Instapak (Registered Trademark) -Floral, a foam used as a design base for artificial flower arrangements, and the growth in sales of thick polyethylene foams for non-packaging applications such as flotation and recreation products and construction uses.

      The Company's executive officers have been employed by the Company or its subsidiaries or predecessors for periods ranging from seven years up to 31 years.

      New Bank Credit Arrangements and Refinancing. The Company is in the process of negotiating a new credit agreement with a group of banks (the "New Credit Facility") to provide for (i) a five-year $175 million unsecured revolving credit facility (the "Revolving Credit Facility") which will be available to the Company and certain of its subsidiaries for general corporate purposes including acquisitions, capital expenditures, working capital and permitted investments and (ii) a five-year $100 million unsecured term loan (the "Term Loan Facility") which will be available to the Company solely for the purpose of redeeming the Company's Outstanding Subordinated Notes. These Notes are redeemable by the Company commencing July 1, 1994 at 104.734% of their principal amount plus accrued interest to the date of redemption.

            The Company expects to redeem the Outstanding Subordinated Notes as part of a refinancing plan designed to reduce interest expense and improve the Company's operating and financial flexibility. Depending on market conditions, the Company expects to redeem the Outstanding Subordinated Notes either through the issuance of Debt Securities or borrowings under the Term Loan Facility, in each case together with borrowings under the Revolving Credit Facility. Depending on market conditions, the Company would expect to refinance any borrowings under the Term Loan Facility through the issuance of Debt Securities. In connection with the redemption of the Outstanding Subordinated Notes, the Company expects to record an after-tax extraordinary charge to earnings of approximately $5.8 million. Such charge will be incurred at or prior to the date of redemption.

      The Company, originally formed in 1960, was incorporated in Delaware in 1969. The Company's principal executive offices are located at Park 80 East, Saddle Brook, New Jersey 07662-5291, and its telephone number is
(201) 791-7600.


                           INVESTMENT CONSIDERATIONS

      Prospective purchasers of the Debt Securities should consider carefully the following factors associated with an investment in the Debt Securities as well as the other information set forth in this Prospectus.

LEVERAGE

      The Company has substantial indebtedness. At March 31, 1994, the Company's long-term debt as a percentage of total capitalization was 111.5%, and the Company's ratio of earnings to fixed charges was 2.8 to 1. The Indenture and the New Credit Facility will contain financial and operating covenants including, among other things, limitations on the Company's ability to incur other indebtedness, to make certain acquisitions and investments, and to pay dividends. The New Credit Facility will contain requirements that the Company maintain certain financial ratios and satisfy certain financial tests. See "Description of Debt Securities" and "Description of New Credit Facility." If the Company fails to comply with the various covenants, the lenders will be able either to accelerate the maturity of or to cause the Company to repurchase the applicable indebtedness.

      The degree to which the Company is leveraged and the terms governing the Company's indebtedness, including restrictive covenants and events of default, could have important consequences to holders of the Debt Securities, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness; (ii) the Company may be more leveraged than other providers of similar products, which may place the Company at a competitive disadvantage; and (iii) the Company's leverage could make it more vulnerable to changes in general economic conditions. Although the Company believes that funds from operations, together with borrowings under the Revolving Credit Facility under the New Credit Facility and other available lines of credit, will be adequate to fund the Company's operating requirements, capital expenditure program and other cash flow needs and to meet its debt obligations, unexpected declines in the Company's future business, increases in interest rates, or the inability to borrow additional funds or to issue additional equity securities to finance its operations if and when required could impair the Company's ability to meet its debt service obligations or otherwise, could have a materially adverse effect on the Company's business and future prospects. No assurance can be given that additional debt or equity funds would be available if needed or, if available, could be obtained on terms that are favorable to the Company.

SUBORDINATION OF THE DEBT SECURITIES AND SUBSIDIARY OPERATIONS

      The right of the holders of the Debt Securities to receive payment of principal and interest on the Debt Securities will be subordinated to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) of the Company, which will consist of, among other things, amounts owing under the New Credit Facility. No payment of principal of or interest on the Debt Securities may be made during the continuance of a payment default under Senior Indebtedness. Furthermore, the holders of certain Senior Indebtedness will be able to block payment on the Debt Securities for up to 180 days during any 360-day period upon the occurrence of certain non-payment events of default under such Senior Indebtedness.
In addition, in the event of the dissolution, liquidation or other winding up of the Company, all obligations with respect to Senior Indebtedness must first be paid in full before any payment may be made with respect to the Debt Securities. As of March 31, 1994, Senior Indebtedness totalled $17.3 million (including approximately $7.3 million in respect of Company guarantees of subsidiary indebtedness). Subject to certain restrictions contained in the New Credit Facility and the Indenture, the Company is permitted to incur additional Senior Indebtedness. See "Description of Debt Securities-Subordination."

      Substantially all of the Company's domestic operations are conducted directly by the Company. However, for the year ended December 31, 1993 approximately 27% of the Company's revenues and 20% of its operating profit were derived from operations of its foreign subsidiaries. As a result, it may be necessary for the Company to obtain dividends, loans or other transfers of funds from such subsidiaries to service its debt obligations. Claims of holders of the Debt Securities, as creditors of the Company, will be junior in right of payment to all liabilities (whether or not for borrowed money and including contingent liabilities) of such subsidiaries, including any amounts borrowed by subsidiaries under the New Credit Facility. As of March 31, 1994, the liabilities of the Company's subsidiaries (other than intercompany liabilities) as reflected on the Company's consolidated balance sheet were approximately $48.1 million, consisting of borrowings aggregating $19.5 million (of which $7.3 is guaranteed by the Company) and other liabilities of approximately $28.6 million. The Indenture and the New Credit Facility place certain restrictions on the ability of the Company and its subsidiaries to incur additional Debt (including Senior Indebtedness) on a consolidated basis but do not otherwise restrict the amount of additional Debt which may be incurred by subsidiaries of the Company.

FOREIGN OPERATIONS

      As noted above, for the year ended December 31, 1993 approximately 27% of the Company's revenues and 20% of its operating profit were derived from operations of its foreign subsidiaries, and at December 31, 1993 approximately 34% of the Company's identifiable assets were located outside the United States. International operations are subject to a number of special concerns, including currency exchange rate fluctuations, exchange controls and other risks associated with foreign operations. The Company's reported operating results have been, and in the future are expected to continue to be, affected by fluctuations in currency exchange rates. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 1993 incorporated by reference herein.

ENVIRONMENTAL MATTERS

The operations of the Company, like those of most other manufacturing companies, are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. In addition, the Company is currently involved in environmental proceedings and inquiries relating to compliance with environmental laws and permits and other environmental matters. Based upon the information currently available to the Company, the Company believes that these laws and regulations and the costs and expenditures of these proceedings and matters will not have a material adverse effect on the Company. No assurance can be given, however, that additional environmental matters related to the Company will not require additional expenditures.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES

      The Debt Securities are a new issue of securities for which no market currently exists. If the Debt Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. Accordingly, no assurance can be given that a holder of the Debt Securities will be able to sell such Debt Securities in the future or that such sale will be at a price equal to or higher than the initial offering price of the Debt Securities. The Company does not intend to apply for listing of the Debt Securities on any securities exchange or to seek their admission to trading on the National Association of Securities Dealers Automated Quotation System. Any underwriters for any issue of Debt Securities may, subject to applicable laws and regulations, make a market in the Debt Securities. However, the underwriters will not be obligated to do so and may discontinue such market making at any time without notice.
No assurance can be given that an active trading market will develop or be maintained for the Debt Securities.


                                USE OF PROCEEDS

      The net proceeds from the sale of the Debt Securities may be used by the Company to repay or redeem the Outstanding Subordinated Notes or borrowings under the Term Loan Facility of the New Credit Facility to the extent such borrowings were used to redeem the Outstanding Subordinated Notes; to repay, redeem or repurchase other outstanding indebtedness; for its general operations, including acquisitions, capital expenditures and working capital requirements; or for such other purposes as may be specified in the Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company as of March 31, 1994. This table should be read in conjunction with the historical consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference in this Prospectus.

                                                    March 31, 1994
                                            ------------------------------
                                                (dollars in thousands)

 Short-term debt:
   Notes payable and current
     installments of long-term                         $18,336
     debt(1) . . . . . . . . . . . . . .
 Long-term debt, less current
   installments:

   Outstanding Subordinated Notes  . . .               170,000
   Other existing indebtedness . . . . .                11,197
   Total long-term debt  . . . . . . . .               181,197

 Shareholders' equity (deficit):
   Common stock, $.01 par value,
     Authorized 35,000,000 shares;
     issued 20,021,061 shares  . . . . .                   200
   Additional paid-in capital  . . . . .               111,258

   Retained earnings (accumulated
     deficit)  . . . . . . . . . . . . .              (130,128)
   Accumulated translation adjustment  .                 5,156
   Less deferred compensation and
     cost ($246) of 119,806 shares of
     common stock held as treasury
     stock . . . . . . . . . . . . . . .                (5,147)

     Total shareholders' equity
       (deficit) . . . . . . . . . . . .               (18,661)
       Total capitalization  . . . . . .              $162,536

_________________
(1) Includes $7 million of borrowings under the Company's existing revolving credit facility, which amount was repaid in April 1994.
     The existing facility will be replaced by the New Credit Facility. Any outstanding borrowings under the existing facility will be repaid with internally generated funds or by borrowings under the New Credit Facility.


                               SELECTED FINANCIAL DATA

      The following table sets forth selected historical financial data with respect to the Company for the periods indicated. This information should be read in conjunction with the historical consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference in this Prospectus.

      The selected financial data for the five years ended December 31, 1993 (other than net sales by class of product and information set forth under Other Data) were derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick, independent certified public accountants. The consolidated financial statements for the three years ended December 31, 1993 and the report thereon are incorporated by reference in this Prospectus. The selected financial data for the three months ended March 31, 1994 and 1993 (other than net sales by class of product and information set forth under Other Data) have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial data for such periods. The results for three months ended March 31, 1994 are not necessarily indicative of operating results for a full year.

                                                                                                 Three Months
                                              Year Ended December 31,                           Ended March 31,
                              -----------------------------------------------------------     ---------------------
                                1989        1990       1991(1)        1992        1993           1993        1994

                                                        (In thousands, except ratios and
                                                                 per share data)

CONSOLIDATED EARNINGS STATEMENT DATA:

Net sales by class product:
   Engineered products        $145,253     $160,548     $165,926    $176,541     $180,508     $ 44,452     $ 47,636
   Surface protection and
    other cushioning products  172,925      188,108      199,800     206,447      209,909       50,485       54,862
   Food packaging products      42,168       44,247       49,207      52,727       51,023       11,942       12,790
   Other products               24,694       20,365       20,195      10,343       10,254        2,267        2,173
                              --------     --------     --------    --------     --------     --------     --------
      Total                    385,040      413,268      435,128     446,058      451,694      109,146      117,461

Cost of sales                  250,483      262,694      271,006     278,427      282,147       68,039       73,003
                              --------     --------     --------    --------     --------     --------     --------

   Gross profit                134,557      150,574       164,122     167,631     169,547       41,107       44,458

Marketing, administrative and
  development expenses          76,897       83,130        94,642      95,441      95,434       23,014       24,936
                              --------     --------     --------    --------     --------     --------     --------

   Operating profit             57,660       67,444        69,480      72,190      74,113       18,093       19,522

Other income (expense):
   Interest income               2,181        1,919         1,311       1,010       1,145          106          182
   Interest expense            (31,812)     (41,357)      (35,259)    (31,080)    (28,828)      (7,473)      (6,196)
   Other, net                   (3,883)(2)   (3,532)       (4,066)     (3,302)       (969)          92         (928)
                              --------     --------      --------    --------    --------     --------     --------
    Other income (expense),
     net                        33,514 (2)  (42,970)      (38,014)    (33,372)    (28,652)      (7,275)      (6,942)
                              ========     ========      ========    ========    ========     ========     ========

   Earnings before income
    taxes                       24,146       24,474         31,466      38,818     45,461       10,818       12,580

Income taxes                    16,856       13,094         15,291      18,050     19,547        4,760        5,032
                              --------     --------       --------    --------   --------     --------     --------

Earnings before cumulative
  effect of accounting
  change                         7,290       11,380         16,175      20,768     25,914        6,058        7,548

Cumulative effect of accounting
   change for income taxes(3)        -            -              -           -      1,459        1,459            -
                              --------     --------       --------    --------   --------     --------     --------
   Net earnings                 $7,290      $11,380        $16,175     $20,768    $27,373       $7,517       $7,548
                              ========     ========      =========   =========    =======      =======     ========
Earnings per share before
   cumulative effect of
   accounting change             $0.44        $0.65          $0.88       $1.08      $1.32        $0.31        $0.38

Earnings per share from cumulative
   effect of accounting change(3)    -           -               -           -       0.08         0.08            -

                              --------     --------       --------    --------   --------     --------     --------
Earnings per common share(4)     $0.44       $0.65           $0.88       $1.08      $1.40        $0.39        $0.38
                              ========     ========      =========   =========    =======      =======     ========
Cash dividends per common
   share(4)                     $20.08            -              -           -          -            -            -
                              ========     ========      =========   =========    =======      =======     ========

CONSOLIDATED BALANCE SHEET DATA
(AT PERIOD END):

Working capital                $34,119      $22,320        $18,495     $29,417    $33,828      $33,742      $36,337

Total assets                   229,071      225,473        274,877     268,264    279,818      263,117      278,239

Long-term debt, less current
   installments                301,558      259,082        253,746     225,278    190,058      215,794      181,197
Shareholders' equity
   (deficit)(5)               (160,466)    (131,558)       (94,626)    (66,311)   (29,419)     (56,570)     (18,661)





                                                                                                 Three Months
                                                   Year Ended December 31,                    Ended March 31,
                                     ---------------------------------------------------    -----------------
                                      1989       1990      1991(1)      1992       1993       1993       1994
                                                           (In thousands, except ratios)

 OTHER DATA:
 EBITDA(6)                           $70,125    $81,293    $85,264    $90,850    $96,221    $23,718   $24,718

 Capital expenditures                 13,818     12,059     15,945     11,226     22,474      6,763     4,834

 Depreciation and amortization        16,153     20,115     22,880     23,607     24,544      6,085     6,126

 EBITDA as a % of net sales             18.2%      19.7%      19.6%      20.4%      21.3%      21.7%     21.0%

 Operating profit as a percentage       15.0       16.3       16.0       16.2       16.4       16.6      16.6
    of net sales

 Ratio of earnings to fixed
     charges(7)                          1.7x       1.6x       1.8x       2.2x       2.4x       2.3x      2.8x

 Ratio of EBITDA to cash interest
     expense(8)                           2.4        2.2        2.8        2.8       3.7        3.5       4.1

 Ratio of long-term debt to EBITDA        4.3        3.2        3.0        2.5       2.0

 _______________
 (1) Includes the operations of Sentinel Holdings, Inc. from the date of its acquisition in August 1991.

 (2) Includes approximately $6 million of expenses relating to the 1989 recapitalization.

 (3) Reflects cumulative effect of the implementation as of January 1, 1993 of Financial Accounting Standard No. 109, "Accounting for Income Taxes." (See notes 1 and 7 to the Consolidated Financial Statements incorporated by reference herein.)

 (4) Per common share data has been restated for periods prior to 1992 to reflect the September 1992 two-for-one stock split in the form of a 100% stock dividend.

 (5) The Company's deficit in shareholders' equity resulted from the payment in 1989 of a special cash dividend of $40 per share ($20 per share after effecting the two-for-one stock split referred to in note 4 above) to the Company's stockholders. See Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 1993 incorporated by reference herein.

 (6) EBITDA is defined as earnings before income taxes, interest expense (including the noncash amortization of deferred financing costs), depreciation, goodwill amortization and amortization of other intangible assets. While EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its debt service, capital expenditure and working capital requirements.

 (7) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represents earnings before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rental expense.

 (8) Cash interest expense represents interest expense less amortization of deferred financing costs.


DESCRIPTION OF NEW CREDIT FACILITY

     On or prior to the date of this Prospectus, the Company will enter into a new credit agreement with a group of banks and Bankers Trust Company, as agent (the "Agent"), providing for the New Credit Facility.
The New Credit Facility will be available to the Company and certain of its subsidiaries for general corporate purposes, including for acquisitions, capital expenditures, working capital and permitted investments and to redeem the Outstanding Subordinated Notes. The following preliminary summary of certain provisions of the New Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the credit agreement, a copy of which will be filed as an exhibit to the Registration Statement.

GENERAL

     The New Credit Facility will provide for the Revolving Credit Facility and Term Loan Facility. The Revolving Credit Facility provides for a five-year $175 million unsecured revolving credit facility, except that the available commitment thereunder will be reduced by $25 million on each of the third and fourth anniversaries of the closing date under the New Credit Facility. The Term Loan Facility provides for a five-year $100 million unsecured term loan which will be available to the Company solely for the purpose of redeeming the Outstanding Subordinated Notes. Borrowings under the Revolving Credit Facility will be available to the Company and subsidiaries of the Company agreeable to the Agent with direct borrowings by subsidiaries being unconditionally guaranteed by the Company. The proceeds from initial borrowings under the Revolving Credit Facility will be used, together with borrowings under the Term Loan Facility or the net proceeds from an issuance of Debt Securities, to finance the redemption of the Outstanding Subordinated Notes. At the option of the Company, the Revolving Credit Facility may also be used for the issuance of up to $20 million of letters of credit instead of revolving credit loans. To the extent utilized, borrowings under the Term Loan Facility are repayable in equal quarterly installments over a five year period.

INTEREST RATE

     At the Company's option, interest on revolving credit loans will accrue at either (i) the Applicable Margin plus the higher of (x) the rate which is 1/2% in excess of the average domestic three month certificate of deposit rate published weekly by the Federal Reserve System adjusted for reserve requirements and Federal Deposit Insurance Corporation ("FDIC") assessments and (y) the rate publicly announced from time to time by the Agent as its prime lending rate (the "Base Rate"), (ii) the Applicable Margin plus the New York interbank Eurodollar offering rate for the applicable interest period as quoted to first-class banks by the Agent for amounts comparable to the amount of such loans adjusted for reserve requirements in respect of Eurocurrency liability (the "Eurodollar Rate"), or (iii) the Applicable Margin plus the rate for certificates of deposit for the applicable interest period as quoted to first class banks by the Agent for amounts comparable to the amount of such loans adjusted for reserve requirements and FDIC assessments (the "CD Rate"). The Applicable Margin ranges from 0.25% to 0 for Base Rate loans, 1.25% to .625% for Eurodollar Rate loans and 1.375% to .75% for CD Rate loans, in each case based on either the ratio of total debt to EBITDA (as defined in the New Credit Facility) or the Company's credit rating as determined by Moody's and Standard & Poors, provided that all such Applicable Margins are decreased 0.25% (but not below 0) if the Term Loan Facility is terminated. The Company expects that the initial Applicable Margin will be % for Base
Rate loans, % for Eurodollar rate loans (   % if the Term Loan Facility is
terminated) and % for CD Rate loans (   % if the Term Loan Facility is
terminated).

COVENANTS

     Under the New Credit Facility, the Company will agree to maintain (i) a ratio of EBITDA (as defined in the New Credit Facility) to consolidated, cash interest expense of not less than :1 until and not less than :1 thereafter and (ii) a ratio of total debt to EBITDA (as so defined) of through and of thereafter (the "Financial Covenants"). The New Credit Facility will also restrict the Company and its subsidiaries from making capital expenditures (including expenditures in respect of capitalized lease obligations) in excess of $35 million in any year, provided that to the extent such capital expenditures in any year are less than such amount, the difference may be carried forward to the immediately succeeding year.

     Under the New Credit Facility the Company will also agree, among other things, that it will not, and will not permit any subsidiary to, without the prior consent of the banks holding 51% of the commitments, (i) incur, assume or guarantee indebtedness (other than indebtedness that is specifically permitted), (ii) engage in certain sale-leaseback transactions, (iii) incur any liens (except liens that are specifically permitted), (iv) pay any dividend, make any distribution or repurchase capital stock (other than dividends, distributions or repurchases that are specifically permitted), (v) engage in transactions with affiliates other than on arm's length terms, (vi) make any loan, advance, guarantee or investment (other than those specifically permitted), or (vii) effect any merger, consolidation, acquisition or sale of assets except as specifically permitted and except that (a) in connection with any acquisition in excess of $25 million the Company must satisfy the Financial Covenants on a pro forma basis for both the preceding 12-month period and the immediately succeeding 12-month period and have at least $15 million of availability under the New Credit Facility after giving effect to the acquisition and
(b) the Company may not make acquisitions aggregating in excess of $150 million.

DEFAULT

     Under the New Credit Facility, various specified events, including certain events described below that may be deemed to affect ownership or control of the Company, constitute "Events of Default" upon the occurrence of which, in certain circumstances, the banks are permitted to declare all outstanding amounts due and payable. These Events of Default include, without limitation: (i) default in the payment of principal when due and in the payment of interest and any other payment required under the New Credit Facility for business days after such payments are due; (ii) any representation or warranty in the New Credit Facility proving to have been incorrect in any material respect when made; (iii) default in the observance or performance of covenants contained in the New Credit Facility, in the case of certain covenants beyond a grace period of 30 days; (iv)(a) default beyond any applicable grace period in payment of any indebtedness of the Company or any of its subsidiaries, (b) nonpayment defaults beyond any applicable grace period under any indebtedness of the Company or any of its subsidiaries which causes, or permits the holder thereof to cause, such indebtedness to become due prior to its stated maturity and (c) any indebtedness (in an aggregate amount of all such indebtedness in excess of $ million) of the Company or any of its subsidiaries shall be declared due and payable prior to the stated maturity thereof, (v) the Company or any of its subsidiaries becoming subject to certain events of bankruptcy, insolvency, liquidation, dissolution or reorganization; (vi) the occurrence of certain events with respect to certain employee benefit plans of the Company and its subsidiaries; (vii) the existence of unsatisfied judgments in excess of $ million for more than days from the entry thereof; (viii) at any time or during any calendar year, 50% or more of the members of the Board of the Company shall have resigned or been removed or replaced; and (ix) more than 50% of the Common Stock of the Company shall have been acquired, directly or indirectly, by any person or group.

FEES

     The New Credit Facility will provide that the Company shall pay to the Agent for the benefit of the banks, the following fees: (i) a commitment fee at a rate equal to 3/8% per annum on the daily average unused commitments under the New Credit Facility (or 1/4% if the Applicable Margin on Eurodollar Rate loans is 0.50% or less) and (ii) a fee in respect of each letter of credit from the date of issuance thereof to its termination date at a rate equal to the Applicable Margin for Eurodollar Rate loans less 1/4% on the daily average stated amount of such letter of credit plus an additional 1/4% on such daily average stated amount to be paid as a "fronting" fee to the lender issuing the applicable letter of credit. In addition, the Company will pay certain facility, syndication and other fees of up to approximately $1.2 million. The Company will also agree to pay the expenses of the Agent (including the reasonable fees and expenses of its special and local counsel, consultants and financial advisors) and to provide the banks with indemnification with respect to certain matters.


                      DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an indenture (the "Indenture"), to be dated as of , 1994, by and between the Company and First National Bank of Boston, as Trustee (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (the "TIA"). The Debt Securities will be subject to all such terms, and holders of the Debt Securities are referred to the Indenture and the TIA for a statement of such terms. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. Wherever particular sections or defined terms of the Indenture are referred to in this summary, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indenture will not limit the aggregate principal amount of Debt Securities which may be issued thereunder and will provide that Debt Securities may be issued in separate series thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The terms of each series of Debt Securities will be established in or pursuant to a resolution of the Board of Directors of the Company and set forth in an officers' certificate, or established in one or more supplemental indentures. The particular terms of each series of Debt Securities will be described in a Prospectus Supplement or Prospectus Supplements relating to such series.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt Securities of each series: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the principal of the Debt Securities is payable; (4) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any; (5) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any; (6) the place or places, if other than as set forth in the Indenture, where the principal, premium, if any, and interest, if any, on the Debt Securities will be payable; (7) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed by the Company; (8) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed provisions of such sinking fund; (9) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;
(10) if other than the principal amount thereof, the amount of Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (11) any deletions from, modifications of or additions to the defaults set forth in the Indenture or the covenants of the Company with respect to any series of the Debt Securities, whether or not such defaults or covenants are consistent with the defaults or covenants set forth therein; and (12) any other terms relating to the Debt Securities not inconsistent with the Indenture.

     Principal, premium, if any, and interest, if any, will be payable on the dates and in the manner provided in the Debt Securities and the Indenture. Debt Securities will be transferable at the principal corporate trust office of the Trustee in The City of New York or at such other places in The City of New York as the Company may designate.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration or transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     If so provided in the Prospectus Supplement, Debt Securities may be issued as Original Issue Discount Securities (bearing either no interest or bearing interest at a rate which at the time of issuance is below the prevailing market rate) to be sold at a substantial discount below their principal amount. In such cases, special Federal income tax and other considerations applicable to such Debt Securities will be described in the Prospectus Supplement.

SUBORDINATION

     The indebtedness evidenced by the Debt Securities (including principal, premium, if any, and interest) will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness. "Senior Indebtedness" means all Debt of the Company, including principal, premium, if any, and interest on or in connection with Debt of the Company (other than the Debt Securities), whether presently outstanding or hereafter created, incurred or assumed, other than Debt which by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or pari passu with the Debt Securities, provided that Senior Indebtedness shall not include (A) any Debt, liability or obligation of the Company to (i) any of its subsidiaries, (ii) trade creditors, or (iii) any person arising out of any lawsuit against the Company or any of its subsidiaries or any settlement thereof, (B) any liability for taxes, (C) any redemption or other payments on preferred stock, (D) any Debt incurred in violation of the provisions of the Indenture, (E) any Debt of the Company which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to the Company, or (F) the Outstanding Subordinated Notes which Notes shall rank pari passu with the Debt Securities.

     The Indenture provides that, in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith relative to the Company or to its assets, (b) any liquidation, dissolution or other winding up of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, holders of Senior Indebtedness must be paid in full (including interest accruing subsequent to a bankruptcy or insolvency whether or not such interest is an allowed claim enforceable against the debtor in bankruptcy) before any payment or distribution is made with respect to the Debt Securities. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Debt Securities. In addition, no payment shall be made with respect to the Debt Securities of any series (x) in the event and during the continuation of any default in the payment of Senior Indebtedness or (y) in the event any default (other than those referred to in clause (x)) shall have occurred and be continuing that would permit acceleration of the maturity of Designated Senior Debt (as defined below) and the holder of any such Designated Senior Debt gives written notice of such default to the Company and the Trustee. With respect to clause (y) above, if such Designated Senior Debt is not declared due and payable within 180 days after written notice of the default is given, promptly after the end of the 180-day period the Company will pay all sums due in respect of the Debt Securities and not paid during the 180-day period. During any 360-day consecutive period, only one such period during which payment with respect to the Debt Securities may not be made may commence and the duration of such period may not exceed 180 days. Nothing contained in the Indenture shall prevent the holders of Debt Securities from receiving securities of the Company or of any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Debt Securities, to Senior Indebtedness. "Designated Senior Debt" means (i) Debt of the Company under or in respect of the New Credit Facility and (ii) after such time as the New Credit Facility shall have terminated, any other Debt constituting Senior Indebtedness of the Company which at the time of determination has an aggregate principal amount outstanding of at least $50,000,000 and is specifically designated in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Debt" by the Company. Nothing in the Indenture or in the Debt Securities affects the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Debt Securities.

     Claims of holders of the Debt Securities, as creditors of the Company, will also be junior in right of payment to all liabilities (whether or not for borrowed money and including contingent liabilities) of the Company's subsidiaries with respect to the assets of these subsidiaries. As of March 31, 1994, the liabilities of the Company's subsidiaries (other than intercompany liabilities) as reflected on the Company's consolidated balance sheet would have been approximately $48.1 million, consisting of borrowings aggregating $19.5 million (including amounts guaranteed by the Company) and other liabilities of approximately $28.6 million.

CHANGE OF CONTROL

     Unless otherwise indicated in a Prospectus Supplement related to a specific series of Debt Securities, the following provisions will be applicable to each series of Debt Securities issued under the Indenture.

     Upon the occurrence of a Change of Control (the "Change of Control Date"), each holder of a Debt Security shall have the right to require the repurchase by the Company of all or any part (equal to $1,000 or multiples thereof) of such holder's Debt Securities pursuant to the offer described in the next paragraph (the "Change of Control Offer") at a purchase price equal to 101% thereof of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Purchase Price"). Prior to the mailing of the notice to holders provided for below but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Debt under the New Credit Facility or, if the lenders under the New Credit Facility are then permitted to accept prepayments on a non-pro rata basis, to offer to repay in full all such Debt and to repay the Debt of each lender who has accepted such offer or
(ii) obtain the requisite consent under the New Credit Facility to permit the repurchase of the Debt Securities as provided for in the immediately following paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Debt Securities pursuant to this covenant.

     If so provided in a Prospectus Supplement, the obligation of the Company to repurchase the Debt Securities offered pursuant to that Prospectus Supplement as a result of a Change of Control may be made subject to the prior repurchase of all Debt Securities of any previously issued series of Debt Securities required to be repurchased as a result of such Change of Control.

     Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to this covenant and that all Debt Securities tendered will be accepted for payment; (2) the Purchase Price and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (3) that any Debt Security not tendered will continue to accrue interest; (4) that unless the Company defaults in the payment due on the Change of Control Payment Date any Debt Security accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders electing to have a Debt Security purchased pursuant to a Change of Control Offer will be required to surrender such Debt Security, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Debt Security completed, to the paying agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter period as may be required by applicable law) preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Debt Securities the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such Debt Securities purchased; and (7) that holders whose Debt Securities are purchased only in part will be issued new Debt Securities of the same series in a principal amount equal to the unpurchased portion of the Debt Securities surrendered. In the event a Change of Control occurs and the holders of Debt Securities exercise the right to require the Company to repurchase Debt Securities, and assuming that such a repurchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at the time it is required, the Company will comply with the requirements of Rule 14e-1 as then in effect and any other applicable securities laws or regulations with respect to such repurchase.

     On the Change of Control Payment Date, the Company shall (i) accept for payment Debt Securities or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee money sufficient to pay the Purchase Price of all Debt Securities or portions thereof so tendered, and (iii) deliver or cause to be delivered to the Trustee Debt Securities so accepted together with an officers' certificate stating the Debt Securities or portions thereof tendered to the Company. The Trustee shall promptly mail to the holder of Debt Securities so accepted payment in an amount equal to the Purchase Price, and the Trustee shall promptly authenticate and mail to such holders a new Debt Security of the same series in a principal amount equal to any unpurchased portion of the Debt Security surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     "Change of Control" shall mean (i) a sale of all or substantially all of the assets of the Company to any person (other than any wholly-owned subsidiary of the Company) or related group (as that term is used in
Section 13(d)(3) of the Exchange Act) of persons (other than any wholly-owned subsidiary of the Company) as an entirety or substantially as an entirety in one transaction or series of related transactions, (ii) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the shareholders of the Company immediately prior to such transaction hold less than 50% of the total voting power entitled to vote generally in the election of directors, managers or trustees of the surviving corporation of such merger or consolidation, (iii) the liquidation or dissolution of the Company, (iv) any person or group (as so defined) acquiring more than 50% of the total voting power entitled to vote generally in the election of the directors, managers or trustees of the Company, or (v) the persons constituting the Board of Directors on the Initial Issue Date or persons nominated for election or elected to the Board of Directors by a majority vote of such directors (the "Continuing Directors") or by a majority vote of the Continuing Directors do not constitute a majority of the members of the Board of Directors of the Company.

     The obligation of the Company to repurchase Debt Securities as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debt Securities. See "Subordination." Failure by the Company to repurchase the Debt Securities when required will result in an Event of Default with respect to the Debt Securities whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Debt Securities upon repurchase may be limited by the Company's financial condition at the time of the Change of Control or by financial covenants contained in the Company's Senior Indebtedness, including the New Credit Facility.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Company does not have any current intention to enter into a transaction which would constitute a Change of Control.

CERTAIN DEFINITIONS

     The following definitions apply to the Debt Securities unless the Prospectus Supplement otherwise provides.

     "Acquisition Debt" means Debt of any person existing at the time such person became a subsidiary of the Company (or such person is merged with the Company or one of its subsidiaries) or assumed by the Company or any of its subsidiaries in connection with the acquisition of assets from such person (other than in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such person becoming a subsidiary of the Company or such merger or acquisition (but excluding Debt of such person which is extinguished, retired or repaid in connection with such person becoming a subsidiary of the Company or such merger or acquisition).

     "Asset Acquisition" means (i) an investment by the Company or any of its subsidiaries in any other person pursuant to which such person shall become a subsidiary of the Company or any of its subsidiaries or shall be merged with the Company or any of its subsidiaries or (ii) the acquisition by the Company or any of its subsidiaries of the assets of any person which constitute substantially all of an operating unit or business, or identifiable product line for which financial information for the Reference Period is available, of such person.

     "Asset Disposition" means, with respect to any person, any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale-leaseback) by such person or any of its subsidiaries to any person (other than to such person or a Wholly-owned Subsidiary of such person and other than in the ordinary course of business) of (i) any assets of such person or any of its subsidiaries or (ii) any shares of capital stock of such person's subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares shall not constitute an Asset Disposition. For purposes of this definition, the term "Asset Disposition" shall not include any sale, transfer, conveyance, lease or other disposition of assets and properties of the Company that is governed by the covenant described under "Limitation on Merger, Sale or Consolidation."

     "Asset Sale" means the sale or other disposition by the Company or any of its subsidiaries (other than to Wholly-owned Subsidiaries) of (i) all or substantially all of the capital stock of any of the Company's subsidiaries or (ii) substantially all of the assets of the Company or any of its subsidiaries which constitute substantially all of an operating unit or business, or identifiable product line for which financial information for the Reference Period is available.

     "Capitalized Lease" means, as applied to any person, any lease of any property (whether real, personal or mixed) the discounted present value of the rental obligations of such person as lessee under which, in conformity with generally accepted accounting principles, is required to be capitalized on the balance sheet of that person. "Capitalized Lease Obligation" means, as applied to any person, the rental obligation, as aforesaid, under any Capitalized Lease.

     "Consolidated Cash Flow" of any person for any period shall mean (a) the Consolidated Net Income of such person for such period, plus (b) the sum of (i) income taxes, (ii) Consolidated Fixed Charges, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items deducted from net revenues in determining Consolidated Net Income for such period, in each case determined on a consolidated basis for such person and its consolidated subsidiaries in accordance with generally accepted accounting principles.

     "Consolidated Fixed Charges" of any person for any period shall mean the aggregate of (without duplication) (i) Consolidated Interest Expense,
(ii) the interest component of Capitalized Leases and one-third of rentals in respect of all other leases with original lease terms of more than one year, paid or accrued by such person or any of its subsidiaries during such period, determined on a consolidated basis for such person and its consolidated subsidiaries in accordance with generally accepted accounting principles, and (iii) the product of (x) the sum of (A) cash dividends paid on any preferred stock of such person plus (B) cash and non-cash dividends paid on any Subsidiary Preferred Stock of such person which is not eliminated in consolidation times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective federal, state, local and foreign tax rate of such person expressed as a decimal.

     "Consolidated Interest Expense" of any person for any period shall mean the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Income" of any person for any period shall mean the Net Income of such person and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded (i) the Net Income of any person other than a consolidated subsidiary in which such person or any of its consolidated subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid to such person and its consolidated subsidiaries during such period and (ii) except to the extent includable pursuant to the foregoing clause (i), the Net Income of any person accrued prior to the date it became a subsidiary of such person or any of its subsidiaries or is merged or consolidated with such person or any of its subsidiaries or that person's assets are acquired by such person or any of its subsidiaries, provided that this clause (ii) shall not be effective for any calculation of Consolidated Cash Flow to be made in accordance with clause (2) of the definition of Pro Forma Coverage Ratio, and (iii) the Net Income (if positive) of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by that subsidiary to such person of such Net Income is not at the time of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.

     "Currency Agreement" means with respect to any person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its subsidiaries against fluctuations in currency values.

     "Debt" of any person shall mean at any date, without duplication, (1) all obligations of such person for borrowed money (including net overdrafts in any bank), (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business, (4) all Capitalized Lease Obligations of such person, (5) all Debt of others secured by a Lien on any asset of such person, whether or not such Debt is assumed by such person, provided that, for purposes of determining the amount of Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the fair market value thereof, (6) all Debt of others directly or indirectly guaranteed by such person, (7) all obligations of such person to reimburse the issuer of any letter of credit, and (8) to the extent not otherwise included, obligations under Currency Agreements and Interest Rate Agreements.

     "Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Bankers Trust Company at approximately 11:00 a.m. (New York time) on the date two business days prior to such determination.

     "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States as of the date or time of any computation including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided, that all ratios and computations based on GAAP contained in the Indenture shall be computed in accordance with GAAP except that calculations made for the purpose of determining compliance with the terms of the covenant described under "Covenants - Limitation on Restricted Payments" below shall be made, except as otherwise provided, without giving effect to adjustments in component amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17 as a result of any Asset Acquisition made subsequent to the date of the Indenture.

     "Incurrence" means the incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity of or becoming responsible for the payment of, any Debt; provided that neither the accrual of interest, whether such interest is payable in cash or in kind, nor the accretion of original issue discount shall be considered an incurrence of Debt. "Incur" shall have a comparable meaning.

     "Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and affiliates do not) have a direct or indirect material financial interest in the Company or any of its subsidiaries and (ii) which, in the sole judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which such firm is being engaged.

     "Initial Issue Date" means the date on which the initial series of Debt Securities is issued under the Indenture.

     "Interest Rate Agreement" means with respect to any person any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Company or any of its subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or beneficiary thereafter.

     "Investment" means any capital contributions, advances or loans to (including any guarantees of loans to), or investments in or purchases of capital stock of, any Restricted Subsidiary of the Company.

     "Joint Venture" means a joint venture or other similar arrangement, whether in corporate, partnership or other legal form, provided that any such arrangement which as to any person is treated as a subsidiary of such person shall not be considered to be a Joint Venture to which such person is a party.

     "Lien" means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. For purposes of the Indenture, the Company shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such property.

     "Measurement Date", when used with respect to any calculation, means the date of the transaction giving rise to the need to make such calculation.

     "Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to the property disposed of in such Asset Disposition or received in any other non-cash form) therefrom or an equivalent amount of cash, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under generally accepted accounting principles (i) as a consequence of such Asset Disposition, (ii) as a result of the repayment of any Debt required or permitted to be repaid pursuant to the covenant described under "Covenants
- - Limitation on Disposition of Assets", or (iii) in connection with any actual or anticipated repatriation to the United States of any proceeds of such Asset Disposition for the purpose of repaying Senior Indebtedness of the Company, investing in capital assets, or a Qualifying Business, of the Company or making an Excess Proceeds Offer in each case in accordance with the covenant described under "Covenants - Limitation on Disposition of Assets", and in each case net of a reasonable reserve (consistent with GAAP or its equivalent in foreign jurisdictions) for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its subsidiaries in connection with such Asset Disposition, and net of all payments made on any Debt which is secured by such property, in accordance with the terms of any Lien upon or with respect to such property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to minority interest holders in subsidiaries or Joint Ventures as a result of such Asset Disposition.

     "Net Income" of any person for any period means the net income (loss) of such person for such period, determined in accordance with generally accepted accounting principles (except that (i) any amount representing amortization of goodwill or other intangible assets arising from acquisitions subsequent to the date of the Indenture and extraordinary or nonrecurring gains and losses shall be excluded therefrom, together with the net tax effect on such person solely as a result of such exclusion and
(ii) for purposes of determining the Net Income of the Company, there shall be excluded the after-tax effect of the extraordinary charge to earnings resulting from the redemption of the Outstanding Subordinated Notes).

     "Net Investments in Restricted Subsidiaries" means, with respect to any Investment made by the Company, directly or indirectly, in a Restricted Subsidiary as to which clause (iv) of the definition of Restricted Payments would be applicable, the difference between (i) the aggregate amount of all such Investments made by the Company and its Wholly-owned Subsidiaries in a Restricted Subsidiary on or after the Initial Issue Date (in the case of an Investment made other than in cash, the amount shall be determined in good faith by the Board of Directors, whose determination shall be conclusive) and (ii) the sum of (A) the amount of such aggregate Investments returned in cash or cash equivalents whether through interest payments, principal payments, dividends or other distributions (to the extent such amounts are not otherwise available for making Restricted Payments pursuant to clause
(b)(ii) under "Covenants - Limitation on Restricted Payments") and (B) the Net Cash Proceeds received by the Company or its Wholly-owned Subsidiaries from the disposition (other than to a subsidiary of the Company) of all or any portion of its Investments in such Restricted Subsidiary; provided, however, that if such Restricted Subsidiary subsequently becomes a Wholly-owned Subsidiary of the Company, the Net Investments in Restricted Subsidiaries for such Restricted Subsidiary shall be zero. For purposes of the calculations to be made pursuant to clause (vi) of the definition of Permitted Payments and paragraph (b) under "Covenants - Limitation on Restricted Payments", to the extent (i) above is greater than (ii) above, such difference shall be positive and to the extent (ii) above is greater than (i) above, such difference shall be negative.

     "Net Restricted Purchase" means, with respect to any Restricted Purchase by the Company the difference between (i) the sum of the original amount of such Restricted Purchase and all subsequent amounts paid or contributed in respect of such Restricted Purchase by the Company or its Wholly-owned Subsidiaries (in the case of a Restricted Purchase or subsequent contribution made other than in cash, the amount shall be determined in good faith by the Board of Directors, whose determination shall be conclusive), and (ii) the Net Cash Proceeds received by the Company or its Wholly-owned Subsidiaries from the disposition (other than to a subsidiary of the Company) of all or any portion of such Restricted Purchase; provided, however, that if the entity that is the issuer or obligor on the security underlying such Restricted Purchase subsequently becomes a Wholly-owned Subsidiary of the Company, the Net Restricted Purchase for that Restricted Purchase shall be zero. For purposes of the calculations to be made pursuant to clause (vi) the definition of Permitted Payments and paragraph (b) under "Covenants - Limitation on Restricted Payments", to the extent (i) above is greater than (ii) above, such difference shall be positive and to the extent (ii) above is greater than
(i) above, such difference shall be negative.

     "Net Worth" of any person as of any date means the aggregate of capital attributable to common stock and preferred stock of such person having no sinking fund or mandatory redemption provisions payable prior to the maturity date of all then outstanding series of Debt Securities, surplus and retained earnings of such person and its consolidated subsidiaries as would be shown on a consolidated balance sheet of such person and its consolidated subsidiaries prepared as of such date in accordance with generally accepted accounting principles.

     "Permitted Payments" means with respect to the Company and its subsidiaries (i) any dividend or other distribution on shares of capital stock payable solely in shares of capital stock (other than Redeemable Stock) or in options, warrants or other rights to purchase capital stock (other than Redeemable Stock); (ii) any dividend or other distribution payable to the Company by any of its subsidiaries or by a subsidiary to another subsidiary (and in the case of a dividend or distribution by a subsidiary of the Company in which the Company owns, directly or indirectly, less than 100% of the capital stock of such subsidiary, to any other holder of the capital stock of such subsidiary on a pro rata basis);
(iii) the purchase, redemption, retirement or other acquisition by a Wholly-owned Subsidiary of its capital stock; (iv) the redemption, defeasance, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Debt which by its terms ranks pari passu with, or subordinate in right of payment to, the Debt Securities (including any such redemption, defeasance, repurchase, acquisition or retirement of any other series of Debt Securities) with the proceeds from the issuance of (x) Debt (including the issuance of a new series of Debt Securities under the Indenture) which is also pari passu with, or subordinated (on terms equally favorable to holders of the Debt Securities if such Debt is not a series of Debt Securities issued under the Indenture) in right of payment to, the Debt Securities and which new Debt has no mandatory prepayment (including at the option of the holder thereof, if such option did not exist in the Debt being so refinanced) prior to, and has a scheduled maturity (including sinking fund payments) later than, the earlier of (A) the final maturity of all then outstanding series of Debt Securities and (B) the mandatory prepayment dates and scheduled maturity, as the case may be, of the Debt being redeemed, defeased, repurchased or otherwise acquired, provided that such Debt is called for redemption, defeased, repurchased or otherwise acquired within 45 days after the date on which the additional Debt is incurred or (y) capital stock (other than Redeemable Stock); (v) the repurchase or other acquisition or retirement for value of any shares of the Company's capital stock, or any option, warrant or other right to purchase shares of the Company's capital stock, with, or out of the proceeds of the sale of, additional shares of the Company's capital stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the capital stock to be acquired or retired was by its terms required to be redeemed); provided that such proceeds are applied to the repurchase, retirement or other acquisition within 45 days after the date on which the additional shares of the Company's capital stock are issued; (vi) with respect to any Restricted Purchase or Investment in a Restricted Subsidiary as to which clause (iv) of the definition of Restricted Payments would be applicable the sum of (A) the aggregate amount of all Net Restricted Purchases and all Net Investments in Restricted Subsidiaries, made on and after the Initial Issue Date pursuant to this clause (vi) by the Company and its subsidiaries not in excess of $50 million (provided, however that the aggregate amount of all such Net Restricted Purchases shall not exceed $20 million), plus (B) the sum of (x) the amount of all Investments existing on the Initial Issue Date in Restricted Subsidiaries of the Company existing on such date returned in cash or cash equivalents whether through interest payments, principal payments, dividends or other distributions (to the extent such amounts are not otherwise available for making Restricted Payments pursuant to clause (b)(ii) under "Covenants - Limitation on Restricted Payments") and (y) the Net Cash Proceeds received by the Company or its Wholly-owned Subsidiaries from the disposition (other than to a subsidiary of the Company) of all or any portion of such Investments in such Restricted Subsidiaries; (vii) Debt of the Company which is pari passu with or subordinated in right of payment to the Debt Securities purchased in anticipation of satisfying sinking fund, principal installments or final maturity payments, in each case within one year of the date of such purchase; (viii) the redemption (or defeasance prior to redemption) of the Outstanding Subordinated Notes; (ix) the repurchase of any Debt which is pari passu with or subordinated in right of payment to any series of Debt Securities (including any such repurchase of any other series of Debt Securities) ("Other Debt") pursuant to a "change of control" or "asset disposition" covenant set forth in the related indenture or other agreement pursuant to which such Debt is outstanding (or pursuant to the provisions described under "Change of Control" or "Covenants - Limitation on Disposition of Assets" if the Other Debt to be redeemed is Debt Securities issued under the Indenture), provided that such repurchase shall only be permitted if all of the terms and conditions in such provisions have been fully complied with and such repurchases are made in accordance with the Indenture and such indenture or agreement, and provided, further, that the Company has repurchased all Debt Securities of any series required to be repurchased by the Company pursuant to the terms and conditions described under "Change of Control" and "Covenants - Limitation on Disposition of Assets" prior to the repurchase of any Other Debt pursuant to the "change of control" or "asset disposition" covenant in such indenture or other agreement, if such Other Debt is not a series of Debt Securities issued under the Indenture, or the provisions described under "Change of Control" or "Covenants - Limitation on Disposition of Assets", if such Other Debt is a series of Debt Securities issued under the Indenture; (x) the acquisition and holding of receivables owing to the Company or any of its subsidiaries or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that nothing in this clause (x) shall prevent the Company or any subsidiary from offering such concessionary trade terms as management deems appropriate; (xi) any securities received in satisfaction or partial satisfaction thereof from financially troubled debtors with whom the Company or any of its subsidiaries has dealings in the ordinary course of business, and (xii) the acquisition of any Debt or securities received for assets sold or otherwise disposed of in accordance with the provisions described under "Covenants - Limitation on Disposition of Assets".

     "Pro Forma Coverage Ratio" means the ratio, on a pro forma basis, of
(i) the aggregate amount of Consolidated Cash Flow of any person for the Reference Period immediately prior to the Measurement Date to (ii) the aggregate Consolidated Fixed Charges of such person during such Reference Period; provided that for purposes of such computation, in calculating Consolidated Cash Flow and Consolidated Fixed Charges, (1) the Incurrence of the Debt or the Subsidiary Preferred Stock giving rise to the need to calculate the Pro Forma Coverage Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Measurement Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt or Subsidiary Preferred Stock during the Reference Period or subsequent to the Reference Period and prior to the Measurement Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Fixed Charges attributable to any Debt or Subsidiary Preferred Stock (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Measurement Date had been the applicable rate for the entire period unless such person or any of its subsidiaries is a party to an Interest Rate Agreement or Currency Agreement which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any Debt or Subsidiary Preferred Stock which was outstanding during or subsequent to the Reference Period but is not outstanding on the Measurement Date. For the purposes of making the computation referred to above, Asset Sales and Asset Acquisitions which have been made by any person which has become a subsidiary of the Company or been merged with or into the Company or any subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Measurement Date shall be calculated on a pro forma basis (including all of the calculations referred to in numbers
(1) through (5) above) assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

     "Purchase Money Obligations" means Debt of the Company or its subsidiaries secured by Liens (i) on property or assets acquired after the date hereof and used in the ordinary course of business by the Company and its subsidiaries and (ii) securing the payment of all or any part of the purchase price of such property or assets and limited to the property or assets so acquired and improvements thereof.

     "Qualifying Business" shall mean a business at least a majority of the revenues of which result from the manufacture and/or sale of industrial or commercial products.

     "Redeemable Stock" means with respect to the Company and its subsidiaries any series or class of capital stock which is (i) redeemable at the option of the holder or is subject to mandatory redemption prior to the final maturity of all then outstanding series of Debt Securities or
(ii) convertible into or exchangeable for capital stock referred to in clause (i) or Debt having a scheduled maturity prior to the final maturity of all then outstanding series of Debt Securities; provided that any capital stock which would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such capital stock upon the occurrence of a "change in control" or "asset disposition" occurring prior to the final maturity of all then outstanding series of Debt Securities shall not constitute Redeemable Stock if the "change in control" or "asset disposition" provisions applicable to such capital stock are no more favorable to the holders of such capital stock than the provisions described under "Change of Control" or "Covenants - Limitation on Disposition of Assets" and such capital stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Debt Securities as are required to be repurchased pursuant to the provisions described under "Change of Control" or "Covenants - Limitation on Disposition of Assets."

     "Reference Period" means the four fiscal quarters ending with the most recent fiscal quarter for which financial information was required to be sent to holders of the Debt Securities pursuant to the terms of the Indenture and which ended immediately preceding the Measurement Date.

     "Restricted Payments" shall mean with respect to any person (i) any dividend or other distribution on any shares of such person's capital stock; (ii) any payment on account of the purchase, redemption, retirement or other acquisition of (a) any shares of such person's capital stock or
(b) any option, warrant or other right to acquire shares of such person's capital stock; (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Debt ranked pari passu with or subordinated in right of payment to the Debt Securities (including any such defeasance, redemption, repurchase, acquisition or retirement of any other series of Debt Securities) and having a final maturity date subsequent to the maturity of all then outstanding series of Debt Securities; or (iv) any Investment outside of the ordinary course of business in any Restricted Subsidiary; or (v) any Restricted Purchase by the Company or any of its subsidiaries. Notwithstanding the foregoing, "Restricted Payment" shall not include any "Permitted Payment".

     "Restricted Purchase" shall mean (i) any purchase by the Company or any of its subsidiaries of non-convertible debt securities or non-convertible preferred stock of any entity (other than (a) securities issued by a Wholly-owned Subsidiary or a Restricted Subsidiary or (b) securities transferred by a Wholly-owned Subsidiary or a Restricted Subsidiary described in clause (ii) of the definition thereof) in any such case having a remaining term in excess of one year from the date of purchase which at the time of purchase is not rated investment grade by either Moody's Investors Service or Standard & Poors Corp. and (ii) any purchase by the Company or any of its subsidiaries of common stock, or securities convertible into common stock, of any entity (other than (a) a Wholly-owned Subsidiary or a Restricted Subsidiary or (b) securities transferred by a Wholly-owned Subsidiary or a Restricted Subsidiary described in clause (ii) of the definition thereof) if after giving effect to such purchase the Company and its subsidiaries directly or indirectly own less than a majority of the outstanding common stock of such entity, provided that a Restricted Purchase shall not include the purchase of any security issued by the Company.

     "Restricted Subsidiary" means (i) any Joint Venture in which the Company or any of its subsidiaries holds a 50% or less interest or (ii) any subsidiary of the Company which is not a Wholly-owned Subsidiary.

     "Revolving Credit Facility" means the Revolving Credit Facility under Credit Agreement dated as of among the Company, the lenders listed therein and Bankers Trust Company, as Agent, as such Agreement may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreements, documents or instruments extending the maturity of, refinancing, replacing or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are subsidiaries of the Company and whose obligations are guaranteed by the Company thereunder) all or any portion of, the Debt under the Revolving Credit Facility under such Agreement or any successor agreements (which extensions, refinancings, replacements or restructurings may not provide for borrowings in excess of $175 million plus the direct costs and expenses incurred in connection therewith).

     "Subsidiary Preferred Stock" with respect to any person means any series of preferred stock issued by a subsidiary of such person.

     "Wholly-owned Subsidiary" means with respect to the Company, Sealed Air S.A. and any other subsidiary of the Company of which all of the outstanding voting stock (other than directors' qualifying shares) is owned, directly or indirectly, by the Company.


COVENANTS

     The following covenants apply to the Debt Securities unless the Prospectus Supplement otherwise provides.

     Limitation on Debt

     The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, Incur any Debt, including Acquisition Debt, or Subsidiary Preferred Stock, if the Pro Forma Coverage Ratio of the Company is less than 2.25 to 1 through December 31, 1996 and 2.5 to 1 thereafter.

     Notwithstanding the foregoing, the Indenture provides that the Company and its subsidiaries may Incur each and all of the following:

     (a) Debt of the Company evidenced by the Debt Securities; provided that Debt Securities of any series to be issued subsequent to the Initial Issue Date may be issued under the Indenture only if such subsequent series of Debt Securities may be incurred pursuant to the Pro Forma Coverage Ratio or pursuant to clauses (h) or (i) below (except that if incurred pursuant to the Pro Forma Coverage Ratio or pursuant to clause (h) below, such subsequent series shall for all purposes be considered Debt Securities permitted under this clause (a)).

     (b) Debt of the Company evidenced by the Outstanding Subordinated Notes (or, borrowings under the Term Loan Facility under the New Credit Facility, if such borrowings were used to finance the redemption of such Notes);

     (c) other Debt of the Company and its subsidiaries or Subsidiary Preferred Stock outstanding on the Initial Issue Date;

     (d) all obligations of the Company and its subsidiaries now or hereafter existing under the Revolving Credit Facility, whether for principal, interest, or reimbursement of amounts drawn under letters of credit issued pursuant thereto, guarantees in respect thereof, fees, expenses, premium, indemnities or otherwise;

     (e) obligations under Interest Rate Agreements and Currency Agreements;

     (f) Debt of the Company to any of its Wholly-owned Subsidiaries, or Debt or Subsidiary Preferred Stock of a subsidiary to the Company or to a Wholly-owned Subsidiary of the Company; provided that if the Company is the obligor of such Debt, such Debt is expressly subordinate to the Debt Securities on terms at least as favorable to the holders of the Debt Securities as the subordination provisions set forth in the Debt Securities are to holders of Senior Indebtedness;

     (g) Capitalized Lease Obligations and Purchase Money Obligations of the Company and its subsidiaries, in each case with respect to hereafter acquired property or equipment or Capitalized Lease Obligations resulting from sale/leaseback transactions, and not to exceed for all such Capitalized Lease Obligations and Purchase Money Obligations in the aggregate $25 million incurred in any one year or $70 million outstanding at any one time;

     (h) Debt issued in exchange for, or the proceeds of which are used to refinance, replace or refund outstanding Debt of the Company (other than Debt referred to in clause (b) above) or any of its subsidiaries or Subsidiary Preferred Stock in an amount (or, if such new Debt is issued at a price less than the principal amount thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related thereto), provided that the new Debt exchanged for, or the proceeds of which are used to refinance, any series of Debt Securities or other Debt of the Company which is pari passu or subordinated to the Debt Securities shall only be permitted (1) if, in case Debt Securities of a series are refinanced or exchanged in part, such new Debt (if other than Debt Securities issued pursuant to the Indenture) is expressly made pari passu or subordinate in right of payment to the remaining Debt Securities, (2) if the Debt to be exchanged or refinanced is subordinate to the Debt Securities, such new Debt is subordinate to the Debt Securities at least to the extent and in the manner that the Debt to be exchanged or refinanced is subordinate to the Debt Securities, and (3) if, in case the Debt Securities of a series are exchanged or refinanced in part or the Debt to be exchanged or refinanced is subordinated to the Debt Securities, no payments of principal of such new Debt (including if such new Debt is a series of Debt Securities issued under the Indenture) by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to the provisions described under "Change of Control" or "Limitation on Disposition of Assets," if such new Debt is a series of Debt Securities issued under the Indenture, or a "change of control" or "asset disposition" covenant which is no more favorable to the holders of such Debt than the provisions described under "Change of Control" and "Limitation on Disposition of Assets", if such new Debt is not a series of Debt Securities issued under the Indenture, and such new Debt provides that the Company will not repurchase such Debt pursuant to such provisions prior to the Company's repurchase of the Debt Securities of any series required to be repurchased by the Company pursuant to the provisions described under "Change of Control" and "Limitation on Disposition of Assets") at any time prior to the final scheduled maturity date of all then outstanding series of Debt Securities;

     (i) Debt of the Company or a subsidiary of the Company, whether secured or unsecured, and Subsidiary Preferred Stock in each case not otherwise permitted hereby; provided that the sum of the aggregate principal amount of such Debt (or, if such Debt is issued at a price less than the principal amount thereof, the original issue price) and the aggregate liquidation value of such Subsidiary Preferred Stock does not exceed $60,000,000 at any one time outstanding;

     (j) Debt in an aggregate amount not to exceed $10,000,000 at any one time outstanding in respect of performance bonds and surety bonds provided in the ordinary course of business, and refinancings thereof;

     (k) Except in the case of daylight overdrafts, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two business days of its Incurrence;

     (l) Debt in an aggregate amount not to exceed $5,000,000 at any time outstanding under guarantees Incurred in the ordinary course of business of obligations of suppliers, licensees or customers;

     (m) obligations under standby letters of credit issued for the purpose of supporting (a) workers' compensation liabilities of the Company or any of its subsidiaries as required by law, (b) obligations with respect to leases of the Company or any of its subsidiaries or (c) performance, payment, deposit or surety obligations of the Company or any of its subsidiaries, not exceeding an aggregate amount of $5,000,000 at any one time outstanding in addition to any amounts required by law; provided that in each case such standby letters of credit are obtained in the ordinary course of business;

     (n) Debt of subsidiaries of the Company which represents the assumption by such subsidiaries of Debt of another subsidiary of the Company in connection with the merger of such other subsidiary with and into the assuming subsidiary or the purchase of all or substantially all the assets of such other subsidiary; and

     (o) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business.

     For purposes of determining any particular amount of Debt under this covenant, guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses; (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles; and (C) the amount of any Debt denominated in a currency other than U.S. dollars will be the Dollar Equivalent of such currency at the date of its issuance, provided that the Company or any of its subsidiaries may always incur Debt denominated in a foreign currency for the purpose of extending, renewing or replacing any Debt incurred pursuant to this covenant and denominated in such foreign currency, in a principal amount equal to the then outstanding foreign currency amount. Notwithstanding anything herein to the contrary, the maximum amount of Debt which the Company or any of its subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates of currencies.

     Limitation on Restricted Payments

     The Indenture provides that on and after the Initial Issue Date the Company will not, and will not permit any subsidiary to, directly or indirectly, make any Restricted Payment, if after giving effect thereto:

     (a) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing; or

     (b) the aggregate amount of all Restricted Payments described in clauses (i), (ii) and (iii) of the definition thereof and the Net Investments in Restricted Subsidiaries and the Net Restricted Purchases (in each case in excess of those permitted pursuant to clause (vi) of the definition of Permitted Payments) made by the Company and its subsidiaries (the amount expended or distributed for such purposes, if other than in cash, to be valued at its fair market value as of the date of determination (declaration in the case of a dividend) as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors delivered to the Trustee) from and after the Initial Issue Date shall exceed the sum (without duplication) of:

       (i) $50,000,000;

      (ii) the aggregate of 50% of Consolidated Net Income of the Company accrued for the period (taken as one accounting period) commencing with the first day of the Company's fiscal quarter in which the Initial Issue Date occurs to and including the fiscal quarter ended immediately prior to the date of such calculation; provided that if Consolidated Net Income for such period is less than zero, then minus 100% of the amount of such loss; and

     (iii) the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors filed with the Trustee), received by the Company from the issuance or sale (other than to a subsidiary of the Company unless the subsidiary is using such stock as consideration for an acquisition of assets or shares of capital stock from a third party) of its capital stock from and after the first day of the Company's fiscal quarter in which the Initial Issue Date occurs (excluding Redeemable Stock, but including capital stock other than Redeemable Stock issued upon conversion of, or exchange for, Redeemable Stock or securities other than its capital stock), and warrants, options and rights to purchase its capital stock (other than Redeemable Stock);

provided that the foregoing clauses (a) and (b) shall not prevent Permitted Payments and the foregoing clause (b) shall not prevent (y) the payment of any dividend or other distribution within 60 days after the date of its declaration if such dividend or other distribution could have been made on the date of its declaration without violation of the provisions of this covenant, or (z) the purchase or redemption of capital stock of the Company or options in respect thereof issued in connection with the Company's employee benefit plans in an aggregate amount of up to $1,000,000, provided that in determining the aggregate amount of purchases or redemptions permitted pursuant to this clause (z) such amount shall be increased by the amount of cash received upon sale of any capital stock that is sold to employees of the Company or any of its subsidiaries pursuant to such employee benefits plans (the "Additional Repurchase Amount"). For purposes of this covenant, the amount of Restricted Payments made pursuant to clauses (y) and (z) above shall be included in any computation of the amount of Restricted Payments made pursuant to this covenant (for purposes of this sentence, the amount of Restricted Payments made with respect to this clause (z) above shall be equal to the excess of the amounts actually purchased or redeemed over the Additional Repurchase Amount). For purposes of clause (b)(iii), the aggregate net proceeds received by the Company (x) from the issuance of its capital stock upon the conversion of, or exchange for, securities evidencing Debt of the Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discount Debt, the accreted principal amount) of the Debt evidenced by such securities converted or exchanged and
(y) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of clause
(b)(iii) plus any additional sums payable upon conversion or exchange.

     Limitation on Disposition of Assets

     The Indenture provides that from and after the Initial Issue Date the Company will not make, and will not permit any of its subsidiaries to make, any Asset Disposition (other than (a) to Restricted Subsidiaries of the Company or any of its subsidiaries to the extent such Asset Disposition is either a Permitted Payment or a Restricted Payment permitted to be made under "Limitation on Restricted Payments" above or (b) other Asset Dispositions the fair market value (as determined in good faith by the Board of Directors as of the time of such Asset Disposition, which determination shall be conclusive) of which aggregates (A) in any one transaction or series of related transactions not more than $10 million and
(B) not more than $25 million in any twelve month period commencing on and after the Initial Issue Date which Asset Dispositions shall take place at not less than such fair market value) unless (i) the Company (or the subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of (as determined in good faith by the Board of Directors if the Asset Disposition involves shares or assets having a fair market value of more than $5,000,000, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors delivered to the Trustee), except that an Asset Disposition may be at less than fair market value if either (1) the Asset Disposition is the result of an expropriation or (2) the amount to be paid to the Company or its subsidiary, as the case may be, is determined or mandated by applicable law; (ii) not less than 75% of the consideration received by the Company (or such subsidiary, as the case may be) is in the form of cash, provided that any note or other obligation received by the Company (or such subsidiary, as the case may be) that is immediately converted into cash shall be deemed to be cash for purposes of this clause (ii); and (iii) Net Cash Proceeds from the Asset Disposition in the amount by which such Asset Disposition exceeds the amounts set forth in clause (b) above ("Excess Cash Proceeds"), are, within nine months of the date of such Asset Disposition, at the Company's election either (x) applied to the payment of the principal of and interest on any Senior Indebtedness of the Company or, in the case of an Asset Disposition by a subsidiary, any Senior Indebtedness of the Company or any Debt of such subsidiary or any other Wholly-owned Subsidiary (other than Debt owed to the Company or another subsidiary) and in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid, (y) in the case of an Asset Disposition by the Company, reinvested in capital assets, or a Qualifying Business, of the Company, or (z) in the case of an Asset Disposition by a subsidiary, reinvested in capital assets, or a Qualifying Business, of the Company, the subsidiary which disposed of such assets or in any other Wholly-owned Subsidiary of the Company, provided that in the case of clauses (y) or (z) above, such reinvestment shall have been made within the nine-month period referred to above, or, within such period, the Company or the applicable subsidiary, as the case may be, shall have entered into a definitive agreement to make such reinvestment within 12 months from the end of such nine-month period. Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Disposition are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied in accordance with this covenant (other than (i) to repay Debt of the subsidiary making such Asset Disposition or Debt of a Wholly-owned Subsidiary of the Company, in each case to the extent such Debt may be repaid or (ii) reinvested in capital assets, or a Qualifying Business, of the subsidiary making such Asset Disposition or capital assets, or a Qualifying Business, of a Wholly-owned Subsidiary) at the time provided above but may be retained by the applicable subsidiary so long, but only so long as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied, within nine months of such repatriation in the manner set forth in this covenant.

     To the extent Excess Cash Proceeds are not actually applied in accordance with clauses (x), (y) or (z) above, or after being so applied there remains Excess Cash Proceeds, the Indenture provides that, subject to the last sentence of the preceding paragraph, the Company will make an offer (an "Excess Proceeds Offer") to purchase Debt Securities either in whole or in part in accordance with the procedures (including prorationing in the event of over subscription) set forth in the Indenture on a date (the "Proceeds Purchase Date") not less than 30 nor more than 60 days following the date of such Excess Proceeds Offer at a purchase price of 100% of the principal amount of the Debt Securities plus accrued interest to the Proceeds Purchase Date, such Proceeds Purchase Date to be not later than the expiration of the nine month period referred to in the preceding paragraph. Notwithstanding the foregoing, the Company will not be required to make an Excess Proceeds Offer for Debt Securities pursuant to this covenant if the Excess Cash Proceeds required to be applied thereto as provided in the first sentence of this paragraph are less than $5,000,000, which lesser amounts not applied to an Excess Proceeds Offer shall be carried forward and cumulated for purposes of determining whether an Excess Proceeds Offer is required with respect to any Excess Cash Proceeds thereafter received.

     If so provided in a Prospectus Supplement, the obligation of the Company to repurchase Debt Securities offered pursuant to that Prospectus Supplement as a result of an Excess Proceeds Offer may be made subject to the prior repurchase of all Debt Securities of any previously issued series of Debt Securities required to be repurchased as a result of such Excess Proceeds Offer.

     Notice of an Excess Proceeds Offer shall be mailed by the Trustee to all holders of Debt Securities not less than 30 nor more than 60 days prior to the Proceeds Purchase Date to such holders at their last registered address. The Excess Proceeds Offer shall remain open from the time of mailing until 5 days (or such shorter period as may be required under applicable law) before the Proceeds Purchase Date. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state: (1) that the Excess Proceeds Offer is being made pursuant to this covenant; (2) the amount of the Excess Proceeds Offer (the "Offer Amount"), the purchase price and the Proceeds Purchase Date; (3) that any Debt Security not tendered or accepted for payment will continue to accrue interest; (4) that any Debt Security or portion thereof accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Proceeds Purchase Date; (5) that each holder of a Debt Security electing to have such Debt Security purchased pursuant to an Excess Proceeds Offer will be required to surrender such Debt Security, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Debt Security completed, to the Trustee at the address specified in the notice prior to the close of business on the fifth day (or such shorter period as may be required under applicable law) prior to the Proceeds Purchase Date; (6) that holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the third day (or such shorter period as may be required by applicable law) next preceding the Proceeds Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Debt Securities the holder delivered for purchase and a statement that such holder is withdrawing his election to have such Debt Securities purchased; and (7) that holders whose Debt Securities are purchased only in part will be issued new Debt Securities of the same series in a principal amount equal to the unpurchased portion of the Debt Securities surrendered. If upon expiration of the period for which the Excess Proceeds Offer remains open, the aggregate principal amount of Debt Securities surrendered by holders exceeds the Offer Amount, the Trustee shall select the Debt Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Debt Securities in denominations of $1,000 or multiples thereof shall be purchased).

     On the Proceeds Purchase Date, the Company shall (i) accept for payment on a pro rata basis (if necessary) such Debt Securities or portions thereof tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Trustee money sufficient to pay the purchase price of all such Debt Securities or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee all such Debt Securities so accepted together with an officers' certificate stating the Debt Securities or portions thereof accepted for payment by the Company. The Trustee shall promptly mail or deliver to the holders of such Debt Securities so accepted payment in an amount equal to the purchase price of the Debt Securities or portion thereof accepted for payment, and the Trustee shall promptly authenticate and mail or deliver to such holders a new Debt Security of the same series in principal amount equal to any unpurchased portion of the respective Debt Security surrendered. Any Debt Securities not so accepted shall be promptly mailed or delivered by the Company to the holder thereof. If the aggregate purchase price of Debt Securities tendered and accepted pursuant to an Excess Proceeds Offer is less than the Offer Amount, the Company may use the remaining Excess Cash Proceeds for general corporate purposes and such remaining Excess Cash Proceeds will not be available for any future Excess Proceeds Offer.

     In the event an Excess Proceeds Offer occurs and assuming that such offer constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at the time it is made, the Company will comply with the requirements of Rule 14e-1 as then in effect any other applicable securities laws or regulations with respect to such offer.

     Limitations on Liens

     The Indenture provides that the Company will not directly or indirectly create, incur, assume or permit to exist any Debt of the Company
(i) which is, by the terms of the instrument creating or evidencing such Debt or pursuant to which it is outstanding, pari passu or subordinate in right of payment to the Debt Securities and (ii) which is secured, directly or indirectly, with a Lien on the property, assets or any income or profits thereon of the Company or any subsidiary unless contemporaneously therewith or prior thereto the Debt Securities are equally and ratably secured for so long as such other Debt is so secured, except for (a) any such Debt secured by Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens
(x) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its subsidiaries and (y) do not extend to any other property or assets of the Company or any of its subsidiaries or (b) any other Debt required to be equally and ratably secured as a result of the Incurrence of such Debt.

     Limitation on Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly enter into any transaction (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration in excess of $5 million with any affiliate of the Company (other than a Wholly-owned Subsidiary of the Company) except for transactions (including any loans or advances by or to, or guarantee on behalf of, any such affiliate) made in good faith the terms of which are fair and reasonable to the Company or such subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with persons who are not such an affiliate; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with persons who are not such an affiliate if either (x) such transaction is approved by a majority of the Company's directors who do not have material interest in the transaction or (y) the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company or its subsidiary, as the case may be, from a financial point of view. This covenant shall not apply to (a) transactions in the ordinary course of business, (b) transactions between the Company or any of its subsidiaries and any employee of the Company or any of its subsidiaries that are approved by the Board of Directors (in the case of an employee who is an officer or director, by a majority of the independent members of the Board of Directors), (c) the payment of reasonable and customary regular fees to directors of the Company, (d) any transaction between the Company or among any of its Wholly-owned Subsidiaries or between or among any of its Wholly-owned Subsidiaries, or (e) any Permitted Payment and any Restricted Payment not otherwise prohibited by the covenant described under "Limitation on Restricted Payments" above.

     No Senior Subordinated Indebtedness

     The Company will not create, incur, assume or suffer to exist any indebtedness that is subordinate in right of payment to any Debt of the Company unless such Debt by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or pari passu with the Debt Securities.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company will not consolidate or merge with another person or sell, lease or convey all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to another person (except a Wholly-owned Subsidiary of the Company with a positive Net Worth) unless
(i) (a) the Company is the continuing corporation in the case of a merger or (b) the resulting, surviving or transferee entity (the "Surviving Entity") is a corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company under the Indenture and the Debt Securities; (ii) no Event of Default (or event or condition which after notice or lapse of time or both would become an Event of Default) shall have occurred and be continuing immediately after giving effect to such transaction; (iii) immediately after giving effect to such transaction, the Net Worth of the Company or Surviving Entity, as the case may be, on a pro forma basis shall be no less than the Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction, the Company or the Surviving Entity, as the case may be, would have a Pro Forma Coverage Ratio of not less than 2.0 to 1 prior to January 1, 1997 or 2.25 to 1 thereafter.

     Notwithstanding the foregoing, clauses (iii) and (iv) of this covenant shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors of the Company whose determination shall be conclusive and evidenced by the resolution of the Board of Directors delivered to the Trustee) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the limitations imposed by this covenant.

     The Pro Forma Coverage Ratio for purposes of this covenant shall be determined on the basis of the Consolidated Cash Flow and Consolidated Fixed Charges of the Company or the Surviving Entity, as the case may be, after giving effect to the transaction.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders of the Debt Securities, provided that no such modification may, without the consent of each holder of the Debt Securities affected thereby, (i) reduce the amount of Debt Securities whose holders must consent to any amendment, supplement or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Debt Security, (iii) reduce the principal of or extend the final maturity of any Debt Security, (iv) reduce any amount payable on redemption or required repurchase of any Debt Security, or (v) impair or affect the right of any holder of Debt Securities to institute suit for the payment of any Debt Security. Notwithstanding the foregoing, no such supplemental indenture shall modify any provision of the Indenture so as to affect adversely the rights of any holder of Senior Indebtedness at the time outstanding to the benefits of subordination under the Indenture without the consent of such holder.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may, on behalf of all holders of Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture, including the provisions described under "Covenants" and "Limitation on Merger, Sale or Consolidation" above. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture with respect to the Debt Securities of such series, except a default in the payment of principal, premium, if any, or interest or in respect of a provision which under the Indenture cannot be modified or amended without consent of the holder of each Debt Security affected thereby.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default with respect to the Debt Securities of any series as being: (i) failure to pay any installments of interest on any Debt Securities of that series as and when the same become due and payable and the continuance of any such failure for 30 days, (ii) failure to pay all or any part of the principal of the Debt Securities of that series when and as the same shall become due and payable at maturity, redemption, by declaration or otherwise, (iii) failure by the Company to observe or perform any covenant or agreement contained in the Debt Securities of that series or the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of a series of Debt Securities other than such series) and the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of all series affected thereby, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Material Subsidiaries (as defined below), (v) any acceleration of the maturity of indebtedness of the Company (including acceleration with respect to a series of Debt Securities other than such series) or any of its Material Subsidiaries, or a failure to pay any such indebtedness (including with respect to a series of Debt Securities other than such series) at its stated final maturity, aggregating at least $25,000,000 and such acceleration or failure to pay not being cured or waived within 10 days,
(vi) final judgments not covered by insurance aggregating in excess of $20,000,000 rendered against the Company or any of its Material Subsidiaries and not stayed or discharged within 60 days and (vii) any other Event of Default established for the Debt Securities of such series set forth in the Prospectus Supplement. The Indenture provides that if a default (the term "default" for purposes of this provision being defined as any event or condition which is, or with notice or lapse of time or both would be, an Event of Default) occurs and is continuing with respect to Debt Securities of such series and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such default, give to the holders of the Debt Securities of such series notice of such default, provided that, except in the case of default in payment of principal of, or premium, if any, or interest on the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. "Material Subsidiary" means as of any date any subsidiary of the Company (a) the value of whose assets, as such assets would appear on a consolidated balance sheet of such subsidiary and its consolidated subsidiaries prepared as of the end of the fiscal quarter next preceding such determination in accordance with generally accepted accounting principles, is at least 10% of the value of the assets of the Company and its consolidated subsidiaries, determined as aforesaid, or (b) which has revenues, as such revenues would appear on a consolidated income statement of such subsidiary and its consolidated subsidiaries prepared for the four fiscal quarters next preceding such determination in accordance with generally accepted accounting principles, constituting at least 10% of the revenues of the Company and its consolidated subsidiaries for such last four fiscal quarters or (c) which has Consolidated Cash Flow, as such Consolidated Cash Flow would be determined from the consolidated financial statements of such subsidiary and its consolidated subsidiaries prepared for the four fiscal quarters next preceding such determination in accordance with generally accepted principles, constituting at least 10% of the Consolidated Cash Flow of the Company and its consolidated subsidiaries, determined as aforesaid, for such last four fiscal quarters.

     The imposition of a payment blockage period in accordance with the subordination provisions shall not prevent the occurrence of an Event of Default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) relating to the Company) with respect to any series of Debt Securities, unless the principal of all of the Debt Securities of such series shall have already become due and payable, the Trustee or the holders of (x) 25% in aggregate principal amount of the Debt Securities of such series then outstanding in the case of Events of Default referred to in clauses (i) and (ii) above or (y) 40% in aggregate principal amount of the Debt Securities of such series then outstanding in the case of Events of Default referred to in clauses (iii), (v), (vi), (vii) and, with respect to any Material Subsidiary, (iv) above, by notice in writing to the Company (and to the Trustee if given by holders of the Debt Securities of such series) (an "Acceleration Notice"), may declare the principal of all Debt Securities of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) and accrued interest thereon to be due and payable (i) immediately if no Debt under the New Credit Facility is outstanding or (ii) if Debt under the New Credit Facility is outstanding, upon the earlier of (a) five days after such Acceleration Notice is received by the Company or (b) the acceleration of the Debt under the New Credit Facility; provided, that such acceleration shall be automatically rescinded and annulled without any further action required on the part of the holders in the event that any default specified in the Acceleration Notice under the Debt Securities of such series shall have been cured, waived or otherwise remedied prior to the expiration of such period. If an Event of Default specified in clause (iv) above relating to the Company occurs, all principal (or, if Debt Securities of any series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) and accrued interest shall be immediately due and payable on all outstanding Debt Securities without any declaration or other act on the part of the Trustee or the holders of the Debt Securities.

     Prior to the declaration of acceleration of the maturity of the Debt Securities of a series, the holders of a majority in aggregate principal amount of the Debt Securities of such series at the time outstanding may waive on behalf of all the holders of the Debt Securities of such series any default, except a default in the payment of principal of, premium, if any, or interest on any Debt Security of such series not yet cured, or a default with respect to any covenant or a provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected.

     The Company will furnish to the Trustee annually a certificate from the principal executive, financial or accounting officer of the Company as to his knowledge of the Company's compliance with all conditions and covenants under the Indenture (such compliance to be determined without regard to any period of grace or requirement of notice provided under the Indenture.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Indenture provides that it will cease to be of further effect with respect to the Debt Securities of any series (except for certain obligations to register the transfer, substitution or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, and to maintain paying agencies, and except for the right of the holders of the Debt Securities to receive payments of principal and interest, and the rights, obligations and immunities of the Trustee) when (1) either (A) all outstanding Debt Securities of such series (except lost, stolen or destroyed Debt Securities for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation, or (B) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for the holders of the Debt Securities of such series, an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not therefore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the stated maturity or redemption date, as the case may be; (2) the Company has paid all other sums payable by it under such Indenture; (3) there is no Event of Default in the payment of principal or interest on such Debt Securities; and (4) certain other conditions are met.

     The Indenture further provides that notwithstanding the immediately preceding paragraph, the Company will be discharged (a "discharge") from any and all obligations in respect of the Debt Securities of any series (except for the obligations described above), or that with respect to the Debt Securities of any series the Company may terminate its obligations under certain covenants in the Indenture, including those described under "Change of Control," "Covenants" and "Limitation on Merger, Sale or Consolidation" (as to clauses (iii) and (iv) of the first paragraph thereunder), and the operation of the defaults described in clauses (v),
(vi) and (vii) of the first paragraph under "Events of Default" (a "covenant defeasance"), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on the Debt Securities of such series on the stated maturity of such payments or on a selected date of redemption in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has received an opinion of counsel (who may be an employee of or counsel for the Company) reasonably satisfactory to the Trustee to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, discharge or covenant defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, discharge or covenant defeasance had not occurred and, in the case of a discharge, such opinion is accompanied by a private letter ruling to such effect received from the Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to such effect published by the Service.

     The New Credit Facility contains a covenant prohibiting defeasance of the Debt Securities and prohibiting amendment or modification of any of the terms or provisions of the Debt Securities or any agreement relating to the Debt Securities.

BOOK-ENTRY SYSTEM

     If so specified in a Prospectus Supplement, upon issuance, the Debt Securities of any series may be represented by one or more global securities (each a "Global Security"). Any such Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of a nominee of the Depository. Except under circumstances described below, the Global Securities will not be exchangeable for Debt Securities of such series in definitive form.

     Upon the issuance of Debt Securities to be represented by a Global Security, the Depository will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are sold directly by the Company with the respective principal amounts of the Debt Securities represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depository or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depository or its nominee is the registered owner of the Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Debt Securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of the series in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners of Debt Securities of the series represented by the Global Security will only be able to exercise the rights of holders indirectly through the Depository and its participating organizations. Except as set forth below, the Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     Principal and interest payments on Debt Securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly.

     The Company expects that the Depository for the Debt Securities of a series or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depository for Debt Securities of a series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act or there shall have occurred and be continuing an Event of Default or an event which, with notice or lapse of time, would become an Event of Default under the Indenture, and a successor Depository is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the entire Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by the Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the entire Global Security or Securities representing the Debt Securities of such series. In any such instances, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by the Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued as registered Debt Securities in denominations of $1,000 and integral multiples thereof.

REPORTS

     So long as Debt Securities are outstanding, the Company will furnish to the holders of the Debt Securities quarterly and annual financial reports that the Company is required to file with the Commission under the Exchange Act (or similar reports in the event that the Company is not at the time required to file such reports with the Commission).


                           PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities offered hereby directly to purchasers or to or through underwriters, dealers or agents.

     Debt Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agents will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter (as that term is defined in the Securities Act) of the Debt Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Debt Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Debt Securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated and/or other underwriters named in the Prospectus Supplement may act as managing underwriters with respect to an offering of Debt Securities effected through underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities and if Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated are not named in the Prospectus Supplement, they will not be parties to the underwriting agreement relating to such Debt Securities, will not be purchasing any such Debt Securities from the Company in connection with such offering and will have no direct or indirect participation in the underwriting of such Debt Securities, although they may participate in the distribution of such Debt Securities under circumstances where they may be entitled to a dealer's commission.

     If a dealer is utilized in the sale of Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, are described in the Prospectus Supplement relating thereto.

     The place and time of delivery of Debt Securities are set forth in the accompanying Prospectus Supplement.

     The Prospectus Supplement will identify any firms which plan to make a market in the Debt Securities offered thereby as permitted by applicable laws and regulations. Such firms will not be obligated to make such a market and may discontinue any market making at any time without notice.
No assurance can be given as to the liquidity of, or the trading markets for, the Debt Securities.


                               LEGAL MATTERS

     The validity of the issuance of the Debt Securities will be passed upon for the Company by Robert M. Grace, Jr., General Counsel and Secretary of the Company. Certain legal matters in connection with the offering of the Debt Securities will be passed upon for the Company by Davis Polk & Wardwell, New York, New York and for the underwriters and certain other purchasers by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. As of April 30, 1994, Mr. Grace was the beneficial owner of approximately 45,904 shares of the Company's Common Stock, certain of which are subject to a right of forfeiture in favor of the Company.

                                  EXPERTS

     The consolidated financial statements and financial statement schedules of the Company as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the December 31, 1993 consolidated financial statements refers to a change in the Company's method of accounting for income taxes.







                                  PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The fees and expenses to be paid by the Registrant in connection with the distribution of the securities being registered hereby are set forth below. All amounts are estimates except the SEC and NASD fees:

     Registration Fee                         $ 68,966
     NASD Fees                                  20,500
     Accounting Fees and
     Expenses                                      *
     Blue Sky Fees and Expenses                    *
     Legal Fees and Expenses                       *
     Printing and Engraving Fees                   *
     Rating Agency Fees                            *
     Trustee Fees                                  *
     Miscellaneous                                 *
                                              --------
     Total                                    $    *

- ----------                                    ========
* To be filed by amendment


Item 15.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

          Under Article THIRTEENTH of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article EIGHTEENTH of the Registrant's Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as Directors, except to the extent such exemption from liability is not permitted under the General Corporation Law. The General Corporation Law, the Registrant's Certificate of Incorporation and the By-Laws of the Registrant permit the purchase by the Registrant of insurance for indemnification of directors and officers. The Registrant currently maintains directors and officers liability insurance.

          Reference is made to Articles THIRTEENTH and EIGHTEENTH of the Certificate of Incorporation of the Registrant and Article VIII of the By-Laws of the Registrant. The proposed form of Underwriting Agreement, filed as Exhibit (1) to the Registration Statement, provides for indemnification of directors and officers of the Company by the Underwriters against certain liabilities.

Item 16.  Exhibits.

Exhibit Number           Description

     (1)           Form of Underwriting Agreement.

     (4.1) Form of Indenture between First National Bank of Boston, as trustee and Sealed Air Corporation.

     (5)* Opinion of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation, as to the legality of the Debt Securities.

     (10)* Credit Agreement between Sealed Air Corporation, as borrower, the banks listed on the signature pages thereof and Bankers Trust Company, as Agent

     (12)          Computation of ratio of earnings to fixed charges

     (23.1)        Consent of KPMG Peat Marwick.

     (23.2)* Consent of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation (contained in opinion filed as Exhibit (5)(A)).

     (24) Powers of Attorney (contained in signature pages of this Registration Statement).

     (25)          Statement of Eligibility of Trustee on Form T-1.

______________
* To be filed by amendment


Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Saddle Brook and the State of New Jersey, on the 20th day of May, 1994.


                                        SEALED AIR CORPORATION


                                        By: /s/ T.J. DERMOT DUNPHY
                                            ------------------------
                                             T.J. Dermot Dunphy
                                             President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes T.J. Dermot Dunphy, William V. Hickey and Robert M. Grace, Jr., and each of them, as attorneys-in-fact, with full power of substitution, to execute, in the name and on behalf of each such person and in each capacity stated below, and to file any amendment to this Registration Statement, including any and all post-effective amendments.

     Signature                        Title                         Date
     ---------                        -----                         ----

/s/ T.J. DERMOT DUNPHY        President and Director             May 20, 1994
______________________          (Principal Executive Officer)
T.J. Dermot Dunphy

/s/ WILLIAM V. HICKEY         Senior Vice President-             May 20, 1994
______________________          Finance (Principal Financial
William V. Hickey               and Accounting Officer)


/s/ JOHN K. CASTLE            Director                           May 20, 1994
______________________
John K. Castle

/s/ LAWRENCE R. CODEY         Director                           May 20, 1994
______________________
Lawrence R. Codey

______________________        Director
Charles F. Farrell, Jr.

/s/ DAVID FREEMAN             Director                           May 20, 1994
______________________
David Freeman

/s/ SHIRLEY A. JACKSON        Director                           May 20, 1994
______________________
Shirley A. Jackson

______________________        Director
Alan Miller

/s/ R.L. SAN SOUCIE           Director                           May 20, 1994
______________________
R.L. San Soucie




                               EXHIBIT INDEX

Exhibit Number                  Description
- --------------                  -----------

     (1)       Form of Underwriting Agreement.

     (4.1) Form of Indenture between First National Bank of Boston, as trustee, and Sealed Air Corporation.

     (5)* Opinion of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation, as to the legality of the Debt Securities.

     (10)* Credit Agreement between Sealed Air Corporation, as borrower, the banks listed on the signature pages thereof and Bankers Trust Company, as Agent

     (12)      Computation of ratio of earnings to fixed charges

     (23.1)    Consent of KPMG Peat Marwick.

     (23.2)* Consent of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation (contained in opinion filed as Exhibit (5)(A)).

     (24) Powers of Attorney (contained in signature pages of this Registration Statement).

     (25)      Statement of Eligibility of Trustee on Form T-1.

______________
* To be filed by amendment